Exhibit 10.1
Execution Version

CREDIT AGREEMENT
Dated as of February 6, 2014
among
BODY CENTRAL STORES, INC.,
as the Lead Borrower
For
The Borrowers Named Herein
The Guarantors Named Herein
CRYSTAL FINANCIAL LLC
as Administrative Agent and Collateral Agent
and
The Other Lenders Party Hereto

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	38
1.03	Accounting Terms.	39
1.04	Rounding	40
1.05	Times of Day	40
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		40
2.01	Revolving Loans and Term Loan; Reserves.	40
2.02	Requesting Revolving Loans.	41
2.03	[Reserved].	42
2.04	Delayed Draw Term Loan.	42
2.05	[Reserved].	43
2.06	Prepayments; Repayments.	43
2.07	Termination or Reduction of Revolving Commitments.	44
2.08	Repayment of Obligations.	45
2.09	Interest.	45
2.1	Fees	45
2.11	Computation of Interest and Fees.	46
2.12	Evidence of Debt.	46
2.13	Payments Generally; Agent’s Clawback.	47
2.14	Sharing of Payments by Lenders.	48
2.15	Settlement Amongst Lenders.	49
2.16	Defaulting Lenders.	49
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY; APPOINTMENT OF LEAD BORROWER		50
3.01	Taxes.	50
3.02	Illegality	54
3.03	Inability to Determine Rates	54
3.04	Increased Costs; Reserves on LIBOR Rate Loans.	55
3.05	Mitigation Obligations.	56
3.06	Survival	56
3.07	Designation of Lead Borrower as Borrowers’ Agent.	56
ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		57
4.01	Conditions of Initial Credit Extension	57
4.02	Conditions to all Credit Extensions	60
ARTICLE V REPRESENTATIONS AND WARRANTIES		60
5.01	Existence, Qualification and Power	60
5.02	Authorization; No Contravention	61
5.03	Governmental Authorization; Other Consents	61
5.04	Binding Effect	61
5.05	Financial Statements; No Material Adverse Effect.	61
5.06	Litigation	62
5.07	No Default	62
5.08	Ownership of Property; Liens.	62
5.09	Environmental Compliance.	63
5.1	Insurance	63
5.11	Taxes	63
5.12	ERISA Compliance.	64
5.13	Subsidiaries; Equity Interests	64
5.14	Margin Regulations; Investment Company Act.	65
5.15	Disclosure	65
5.16	Compliance with Laws	65
5.17	Intellectual Property; Licenses, Etc.	65
5.18	Labor Matters.	66
5.19	Security Documents.	66
5.2	Solvency.	67
5.21	Deposit Accounts.	67
5.22	Brokers	67
5.23	Customer and Trade Relations	67
5.24	Material Contracts	67
5.25	Casualty	67
ARTICLE VI AFFIRMATIVE COVENANTS		68
6.01	Financial Statements	68
6.02	Certificates; Other Information	69
6.03	Notices	70
6.04	Payment of Obligations	71
6.05	Preservation of Existence, Etc.	72
6.06	Maintenance of Properties	72
6.07	Maintenance of Insurance.	72
6.08	Compliance with Laws	73
6.09	Books and Records; Accountants.	73
6.1	Inspection Rights.	74
6.11	Additional Loan Parties	75
6.12	Cash Management.	75
6.13	Information Regarding the Collateral.	77
6.14	Physical Inventories.	77
6.15	Environmental Laws.	77
6.16	Further Assurances.	78
6.17	Compliance with Terms of Leaseholds	78
6.18	Material Contracts.	78
ARTICLE VII NEGATIVE COVENANTS		79
7.01	Liens.	79
7.02	Investments.	79
7.03	Indebtedness; Equity Issuances.	79
7.04	Fundamental Changes	79
7.05	Dispositions	80
7.06	Restricted Payments	80
7.07	Prepayments of Indebtedness	80
7.08	Change in Nature of Business.	80
7.09	Transactions with Affiliates	81
7.1	Burdensome Agreements	81
7.11	Use of Proceeds	81
7.12	Amendment of Material Documents	82
7.13	Fiscal Year	82
7.14	Deposit Accounts	82
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		82
8.01	Events of Default	82
8.02	Remedies Upon Event of Default	85
8.03	Application of Funds	85
ARTICLE IX THE AGENT		86
9.01	Appointment and Authority	86
9.02	Rights as a Lender	87
9.03	Exculpatory Provisions	87
9.04	Reliance by Agent	88
9.05	Delegation of Duties	88
9.06	Resignation of Agent	88
9.07	Non-Reliance on Agent and Other Lenders	89
9.08	Reserved.	89
9.09	Agent May File Proofs of Claim	89
9.1	Collateral and Guaranty Matters	89
9.11	Notice of Transfer	90
9.12	Reports and Financial Statements	90
9.13	Agency for Perfection	91
9.14	Indemnification of Agent	91
9.15	Relation among Lenders	91
ARTICLE X MISCELLANEOUS		91
10.01	Amendments, Etc.	91
10.02	Notices; Effectiveness; Electronic Communications.	93
10.03	No Waiver; Cumulative Remedies	94
10.04	Expenses; Indemnity; Damage Waiver.	94
10.05	Payments Set Aside	96
10.06	Successors and Assigns.	96
10.07	Treatment of Certain Information; Confidentiality	100
10.08	Right of Setoff	100
10.09	Interest Rate Limitation	101
10.1	Counterparts; Integration; Effectiveness	101
10.11	Survival	101
10.12	Severability	102
10.13	Governing Law; Jurisdiction; Etc.	102
10.14	Waiver of Jury Trial	103
10.15	No Advisory or Fiduciary Responsibility	103
10.16	USA PATRIOT Act Notice	104
10.17	Foreign Asset Control Regulations	104
10.18	Time of the Essence	104
10.19	Press Releases.	104
10.2	Additional Waivers.	105
10.21	No Strict Construction	106
10.22	Attachments	106
10.23	Electronic Execution of Assignments and Certain Other Documents	106
10.24	Keepwell	106
SIGNATURES		S-1

(i)

SCHEDULES
1.01        Borrowers
1.02        Certain Permitted Dispositions of Inventory
1.03        Certain Permitted Dispositions of Equipment
1.04        Certain Permitted Indebtedness
1.05        Permitted Store Closings
1.06        Calculation of Unrestricted Cash
1.07        Certain Permitted Encumbrances
2.01        Commitments and Applicable Percentages
5.01        Loan Parties Organizational Information
5.06        Litigation
5.08(b)(1)    Owned Real Estate
5.08(b)(2)    Leased Real Estate
5.09        Environmental Matters
5.10        Insurance
5.13        Subsidiaries; Other Equity Investments; Equity Interests in the Loan Parties
5.17        Intellectual Property Matters
5.18        Employee Related Agreements
5.21(a)        DDAs
5.21(b)        Credit Card Arrangements
5.24        Material Contracts
6.01(a)        Financial Reporting
7.01        Existing Liens
7.02        Existing Investments
7.03        Existing Indebtedness
7.09        Affiliate Transactions
10.02        Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of
A    Revolving Loan Notice
B    Borrowing Base Certificate
C-1    Revolving Note
C-2    Term Note
C-3    Delayed Draw Term Note
D    Compliance Certificate
E    Assignment and Assumption
F    Tax Compliance Certificates

(ii)

CREDIT AGREEMENT
This CREDIT AGREEMENT (“Agreement”) is entered into as of February 6, 2014, among
BODY CENTRAL STORES, INC., a Florida corporation (the “Lead Borrower”), the Persons named on Schedule 1.01 hereto (individually a “Borrower” and collectively, with the Lead Borrower, the “Borrowers”), the Guarantors party hereto;
each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and
Crystal Financial LLC, as Agent.
The Borrowers have requested that the Lenders provide a revolving credit facility, a term loan facility, and a delayed draw term loan facility, and the Lenders have indicated their willingness to lend, on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Event of Default, (ii) any Revolving Loans are outstanding, or (iii) the failure of the Loan Parties to maintain Unrestricted Cash in an amount of at least (x) $6,500,000 for three (3) consecutive Business Days or (y) $3,500,000 at any time; provided that, for purposes of this definition, during the first thirty (30) days after the Closing Date, the amount of Unrestricted Cash maintained by the Loan Parties shall be calculated as set forth in Schedule 1.06 hereof. For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing at the Agent’s option (i) so long as such Event of Default has not been waived, (ii) if the Accelerated Borrowing Base Delivery Event arises as a result of any Revolving Loans being outstanding, until the aggregate principal amount of all Revolving Loans has been no more than zero for sixty (60) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement, and/or (iii) if the Accelerated Borrowing Base Delivery Event arises as a result of the Loan Parties’ failure to maintain Unrestricted Cash as required hereunder, until the amount of Unrestricted Cash held by the Loan Parties has exceeded $6,500,000 for sixty (60) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.
“Accommodation Payment” shall have the meaning provided in Section 10.20(c).
“Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred, (e) for energy provided or to be provided, (f) for the use or hire of a vessel under a charter or other contract, (g) arising out of the use of a credit or charge card or information contained on or for use with the card, or (h) as winnings in a lottery or other game of chance operated or sponsored by a state, governmental unit of a state, or person licensed or authorized to operate the game by a state or governmental unit of a state. The term “Account” includes health-care-insurance receivables.
“Acquisition” means, with respect to any Person (a) a purchase of a Controlling interest in, the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, or (d) any acquisition (including opening of a new Store) of more than fifteen (15) Store locations of any Person in any twelve month period or more than thirty (30) Store locations of any Person in the aggregate after the date hereof (it being understood that the relocation of a Store within the particular market in which it operates shall not constitute an Acquisition hereunder), in each case in any transaction or group of transactions which are part of a common plan.
“Act” shall have the meaning provided in Section 10.16.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) any director, officer, managing member, partner, trustee, or beneficiary of that Person, (iii) any other Person directly or indirectly holding 10% or more of any class of the Equity Interests of that Person, and (iv) any other Person 10% or more of any class of whose Equity Interests is held directly or indirectly by that Person.
“Agent” means Crystal, in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor thereto.
“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Agent may from time to time notify the Lead Borrower and the Lenders.
“Aggregate Commitments” means the sum of the Revolving Commitments, the Term Loan Commitments, and the Delayed Draw Term Loan Commitments, if any, of all respective Lenders. As of the Closing Date, the Aggregate Commitments are $15,000,000.
“Agreement” means this Credit Agreement.
“Allocable Amount” has the meaning specified in Section 10.20(c).
“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.
“Applicable Margin” means 8.0%, provided that if the provisions of Section 3.02 or Section 3.03 apply as a result of which the Obligations bear interest with reference to the Base Rate, “Applicable Margin” shall mean 7.0% for such period as interest is determined by reference to the Base Rate.

“Applicable Percentage” means, (a) with respect to the Revolving Credit Facility, the Revolving Credit Facility Applicable Percentage, (b) with respect to the Term Loan, the Term Loan Applicable Percentage, (c) with respect to the Delayed Draw Term Loan, the Delayed Draw Term Loan Applicable Percentage and (d) with respect to all of the Obligations due to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Total Term Loan Outstandings, plus the Total Delayed Draw Term Loan Outstandings, plus the Revolving Commitments (or, if the Revolving Commitments have been terminated, the Total Revolving Outstandings) represented by the Total Term Loan Outstandings, Total Delayed Draw Term Loan Outstandings, and Revolving Commitment (or, if the Revolving Commitments have been terminated, the Total Revolving Outstandings) held by such Lender at such time.
“Appraised Value” means, (i) with respect to Eligible Inventory, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of Eligible Inventory as set forth in the inventory stock ledger of any Borrower, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Agent, and (ii) with respect to Eligible Equipment, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Agent.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender, or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Agent, in substantially the form of Exhibit E or any other form approved by the Agent.
“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 29, 2012, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Parent and its Subsidiaries, including the notes thereto.
“Availability” means, as of any date of determination thereof by the Agent, the result, if a positive number, of:
(a)    The Loan Cap
Minus
(b)    The Total Outstandings.
“Availability Block” means an amount equal to $3,000,000.
“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.07, and (c) the date of termination of the Revolving Commitments pursuant to Section 8.02.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, or (d) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in the Agent’s Permitted Discretion, (but are not limited to) reserves based on: (i) rent; (ii) customs duties, and other costs to release Inventory which is being imported into the United States; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes which may have priority over the interests of the Agent in the Collateral; (iv) salaries, wages and benefits due to employees of any Loan Party, (v) Customer Credit Liabilities, (vi) customer deposits, (viii) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory or Eligible Equipment between appraisals, (viii) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over the interests of the Agent in the Collateral, (ix) amounts due to vendors on account of consigned goods, (x) royalties payable in respect of licensed merchandise, and (xi) amounts due to depository banks with respect to cash management and treasury services fees, charges and expenses.
“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%), or (b) the rate of interest in effect for such day published in the “Money Rates” section of The Wall Street Journal as the “prime rate.” Any change in the Federal Funds Rate or the prime rate shall take effect at the opening of business on the day of such change.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate plus the Applicable Margin.
“BB&T” means Branch Banking and Trust Company.
“BB&T Control Agreement” means that certain Deposit Account Control Agreement dated as of the date hereof by and among the Lead Borrower, Body Central Direct, Inc., the Agent, and BB&T.
“Blocked Account” shall have the meaning provided in Section 6.12(a).
“Blocked Account Agreement” means with respect to any deposit account established by a Loan Party, an agreement, in form and substance satisfactory to the Agent, establishing control (as defined in the UCC) of such deposit account by the Agent and whereby the bank maintaining such deposit account agrees, upon the occurrence and during the continuance of a Cash Dominion Event, to comply only with the instructions originated by the Agent without the further consent of any Loan Party, including, without limitation, the BB&T Control Agreement.
“Blocked Account Bank” means each bank with whom deposit accounts are maintained and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.
“Borrowers” has the meaning specified in the introductory paragraph hereto.
“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)	the face amount of Eligible Credit Card Receivables multiplied by 95%;
plus

(b)	the Cost of Eligible Inventory, net of Inventory Reserves, multiplied by the Appraised Value of Eligible Inventory, multiplied by 100%;
plus

(c)	the Appraised Value of Eligible Equipment multiplied by 50%;
Plus

(d)	the then amount of In-Transit Cash multiplied by 95%;
minus

(e)	the then amount of all Availability Reserves;
minus

(f)	the Availability Block.
“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit B hereto (with such changes therein as may from time to time be required by the Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Lead Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Agent.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of Florida and in the state where the Agent’s Office is located.
“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Collateralize” means to deposit with or deliver to the Agent, for the benefit of one or more of the Agent or the Lenders, as collateral for cash or deposit account balances or, if the Agent shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Agent. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Dominion Event” means any of (i) the occurrence and continuance of any Event of Default, (ii) any Revolving Loans are outstanding, or (iii) the failure of the Loan Parties to maintain Unrestricted Cash in an amount of at least (x) $6,500,000 for three (3) consecutive Business Days or (y) $3,500,000 at any time; provided that, for purposes of this definition, during the first thirty (30) days after the Closing Date, the amount of Unrestricted Cash maintained by the Loans Parties shall be calculated as set forth in Schedule 1.06 hereof. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing at the Agent’s option (i) so long as such Event of Default has not been waived, (ii) if the Cash Dominion Event arises as a result of any Revolving Loans being outstanding, until the aggregate principal amount of all Revolving Loans has been no more than zero for sixty (60) consecutive calendar days, in which case Cash Dominion Event shall no longer be deemed to be continuing for purposes of this

Agreement, and/or (iii) if the Cash Dominion Event arises as a result of the Loan Parties’ failure to maintain Unrestricted Cash as required hereunder, until the amount of Unrestricted Cash held by the Loan Parties has exceeded $6,500,000 for sixty (60) consecutive calendar days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.
“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.
“CFC” means a “controlled foreign corporation” (within the meaning of Section 957 of the Code).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:

(a)
any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)
during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)	any “change in control” or “sale” or “disposition” or similar event as defined in any (i) Organizational Document of any Loan Party; or

(d)
the Parent fails at any time to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party free and clear of all Liens (other than the Liens in favor of the Agent and Liens permitted under clause (a) of the definition of Permitted Encumbrances), except where such failure is as a result of a transaction permitted by the Loan Documents.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.
“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Agent.
“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral, and/or (b) any landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Agent with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Agent as the Agent may reasonably require; the Agent’s execution or acceptance of any such agreement being evidence that such agreement meets the foregoing requirements.
“Collection Account” has the meaning provided in Section 6.12(c).
“Commitment” means, singly and collectively, the Revolving Commitments, the Term Loan Commitments and the Delayed Draw Term Loan Commitments.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Consent” means actual consent given by a Lender from whom such consent is sought; or the passage of seven (7) Business Days from receipt of written notice to a Lender from the Agent of a proposed course of action to be followed by the Agent without such Lender’s giving the Agent written notice of that Lender’s objection to such course of action.
“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Cost” means the lower of cost and market value of Inventory, based upon the Borrower’s customary accounting practices as of the Closing Date, as such calculated cost is determined from invoices received by any Borrower, any Borrower’s purchase journals or any Borrower’s stock ledger.
“Credit Card Issuer” shall mean any person (other than a Borrower or other Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by the Agent.
“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Loan Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.
“Credit Card Notifications” has the meaning provided in Section 6.12(a)(i).
“Credit Card Receivables” means each “payment intangible” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such Credit Card Issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.
“Credit Extensions” mean each of the following: (a) a Revolving Loan, (b) the Term Loan, and (c) the Delayed Draw Term Loan.
“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) the Agent, (iii) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (iv) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (v) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.
“Credit Party Expenses” means (a) all reasonable and documented out-of-pocket expenses incurred by the Agent and its Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable and documented fees, charges and disbursements of (A) counsel for the Agent, (B) outside consultants for the Agent, (C) appraisers, (D) commercial finance examiners, and (E) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) in connection with (A) the syndication of the credit facilities provided for herein, provided however, the Credit Party Expenses contemplated by this clause (ii)(A) shall be subject to the Lead Borrower’s approval so long as no Event of Default has occurred and is continuing, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (D) any workout, restructuring or negotiations in respect of any Obligations, and (iii) all customary fees and charges (as adjusted from time to time) of the Agent with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrowers (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, and (b) all reasonable and documented out-of-pocket expenses of the types described in the preceding clause (a) incurred by the Credit Parties who are not the Agent or any Affiliate thereof, after the occurrence and during the continuance of an Event of Default, provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).
“Crystal” means Crystal Financial LLC, and its successors.
“Crystal Entity” shall mean Crystal or any of its Affiliates.
“Customer Credit Liabilities” means at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of any Borrower entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, (b) outstanding merchandise credits of any Borrower, and (c) other credits due to customers of any Borrower.
“Customs Broker/Carrier Agreement” means an agreement in form and substance satisfactory to the Agent among a Loan Party, a customs broker, freight forwarder, consolidator, or carrier, and the Agent, in which the customs broker, freight forwarder, consolidator, or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, upon notice from the Agent, to hold and dispose of the subject Inventory solely as directed by the Agent.
“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means, an interest rate equal to the interest rate (including the Applicable Margin) otherwise applicable to the Loans plus two percent (2%) per annum.
“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within one (1) Business Day of the date such Loans were required to be funded hereunder, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Days of the date when due, (b) has notified the Lead Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within one (1) Business Day after written request by the Agent or the Lead Borrower, to confirm in writing to the Agent and the Lead Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Lead Borrower, and each other Lender promptly following such determination.
“Delayed Draw Term Loan” shall have the meaning provided in Section 2.04(a).
“Delayed Draw Term Loan Applicable Percentage” means with respect to any Term Loan Lender at any time, the percentage (carried out to the ninth decimal place) of the Delayed Draw Total Term Loan Outstandings represented by the Delayed Draw Total Term Loan Outstandings held by such Term Loan Lender.
“Delayed Draw Term Loan Commitment” means, as to each Term Loan Lender, its obligation, after the Delayed Draw Term Loan Commitment Effective Date, to make a Delayed Draw Term Loan in an aggregate principal amount up to the amount set forth opposite such Term Loan Lender’s name on Schedule 2.01. As of the Closing Date, the aggregate amount of all of the Lenders’ Delayed Draw Term Loan Commitments is $0.00.
“Delayed Draw Term Loan Commitment Effective Date” shall have the meaning provided in Section 2.04(b).
“Delayed Draw Term Loan Commitment Expiration Date” means the second anniversary of the Closing Date.
“Delayed Draw Term Loan Outstandings” means the aggregate Outstanding Amount of the Delayed Draw Term Loan.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transactions), whether in one transaction or in a series of transactions, of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Maturity Date. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Parent and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.
“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any state thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory).
“Drawing Date” has the meaning set forth in Section 2.03(c).
“Early Termination Fee” has the meaning set forth in Section 2.10(b).
“Eligible Assignee” means (a) a Lender or any of its Affiliates or an Approved Fund, and (b) any other Person (other than a natural Person) approved by the Agent; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of their respective Affiliates or Subsidiaries.
“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination, as determined by the Agent in its Permitted Discretion: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Borrower from a Credit Card Issuer or Credit Card Processor, and in each case originated in the ordinary course of business of such Borrower, and (ii) in each case is acceptable to the Agent in its Permitted Discretion, and is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (i) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, such Credit Card Receivable shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable. Except as otherwise agreed by the Agent, in its sole discretion, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:
(a)    Credit Card Receivables which do not constitute a “payment intangible” (as defined in the UCC);

(b)	Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(c)
Credit Card Receivables (i) that are not subject to a perfected first‑priority security interest in favor of the Agent, or (ii) with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Agent pursuant to the Security Documents and, so long as such Liens are junior in priority to the Liens of the Agent pursuant to the Security Documents, Liens permitted under clause (a) of the definition of Permitted Encumbrances);

(d)
Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e)
Credit Card Receivables as to which the Credit Card Issuer or Credit Card Processor has the right under certain circumstances to require a Loan Party to repurchase the Credit Card Receivables from such Credit Card Issuer or Credit Card Processor;

(f)	Credit Card Receivables due from a Credit Card Issuer or Credit Card Processor which is the subject of any bankruptcy or insolvency proceedings;

(g)	Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;

(h)	Credit Card Receivables which do not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables; or

(i)
Credit Card Receivables which the Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Credit Card Receivables as the Agent may determine.

“Eligible Equipment” means, at the time of any determination thereof, items of Equipment owned by a Borrower and deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base, in each case that, except as otherwise agreed by the Agent, (A) complies with each of the representations and warranties respecting Equipment made by the Loan Parties in the Loan Documents, and (B) is not excluded as ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Agent, the following items of Equipment shall not be included in Eligible Equipment:
(a)    Equipment that is not solely owned by a Borrower or a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Agent and, so long as such Liens are junior in priority to the Liens of the Agent pursuant to the Security Documents, Liens permitted under clause (a) of the definition of Permitted Encumbrances);
(b)    Equipment that has not been appraised by a third party appraiser acceptable to Agent, utilizing procedures and criteria acceptable to Agent;
(c)    Equipment that is leased by a Borrower to a Person which is not a Loan Party;
(d)    Equipment that is not located in the United States of America (excluding territories or possessions of the United States);
(e)    Equipment that is not located at a location that is owned or leased by a Borrower (other than rolling stock or motor vehicles);
(f)    Equipment that is located in a distribution center or warehouse leased by a Borrower unless the applicable lessor has delivered to the Agent a Collateral Access Agreement or an Availability Reserve reasonably acceptable to the Agent has been established with respect thereto;
(g)    Equipment that is not subject to a perfected first priority security interest in favor of the Agent;
(h)    Equipment that is not insured in compliance with the provisions of Section 5.10 and 6.07 hereof;
(i)    Equipment that has been sold but not yet delivered or as to which a Borrower has accepted a deposit; or
(j)    Equipment acquired in a Permitted Acquisition, unless and until the Agent has completed or received (A) an appraisal of such Equipment from appraisers reasonably satisfactory to the Agent and establishes Availability Reserves (if applicable) therefor, and otherwise agrees that such Equipment shall be deemed Eligible Equipment, and (B) such other due diligence as the Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Agent.

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory that, except as set forth in the proviso below, is set forth in the Borrower’s stock ledger (unless the Agent shall otherwise agree) and which meets the following criteria:

(a)
such In-Transit Inventory has been shipped from a location within the United States (excluding territories or possessions of the United States) for receipt by a Borrower, but which has not yet been delivered to such Borrower, which In-Transit Inventory has been in transit for not more than ten (10) days (or such longer period agreed by the Agent) from the date of shipment of such Inventory;

(b)	the purchase order for such In-Transit Inventory is in the name of a Borrower and title and risk of loss has passed to a Borrower;

(c)
an Acceptable Document of Title has been issued for such In-Transit Inventory, and in each case as to which the Agent has control (as defined in the UCC) over the documents of title which evidence ownership of the subject Inventory;

(d)	the Loan Parties have delivered to the Agent a Customs Broker/Carrier Agreement with all freight forwarders, consolidators and other carriers in possession of such In-Transit Inventory;

(e)	such In-Transit Inventory is insured to the reasonable satisfaction of the Agent; and

(f)	such In-Transit Inventory would otherwise constitute Eligible Inventory;
provided that the Agent may, in its Permitted Discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by the Agent to arise which may otherwise adversely impact the value of such Inventory or the ability of the Agent to realize upon such Inventory.
“Eligible Inventory” means, as of the date of determination thereof, without duplication, (i) Eligible In-Transit Inventory and (ii) items of Inventory of a Borrower set forth in the stock ledger of a Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course of the Borrower’s business deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base, in each case that, except as otherwise agreed by the Agent, (A) complies with each of the representations and warranties respecting Inventory made by a Borrower in the Loan Documents, and (B) is not excluded as ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Agent, in its sole discretion, the following items of Inventory shall not be included in Eligible Inventory:

(a)
Inventory that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto free and clear of any Lien (other than Liens granted to the Agent pursuant to the Security Documents and, so long as such Liens are junior in priority to the Liens of the Agent pursuant to the Security Documents, Liens permitted under clause (a) of the definition of Permitted Encumbrances);

(b)	Inventory that is leased by or is on consignment to a Borrower or which is consigned by a Borrower to a Person which is not a Loan Party;

(c)	Inventory (other than Eligible In-Transit Inventory) that is not located in the United States of America (excluding territories or possessions of the United States) at a location that is owned or leased by a Borrower, except (i) Inventory in transit between such owned or leased locations, or (ii) to the extent that the Borrowers have furnished the Agent with (A) any UCC financing statements or other documents that the Agent may determine to be necessary to perfect its security interest in such Inventory at such location, and (B) a Collateral Access Agreement executed by the Person owning any such location;

(d)	Inventory that is located in a distribution center or warehouse leased by a Borrower unless the applicable lessor has delivered to the Agent a Collateral Access Agreement;

(e)
Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete, or custom items, work-in-process, raw materials, or that constitute samples, spare parts, promotional, marketing, labels, bags and other packaging and shipping materials or supplies used or consumed in the Borrower’s business, (iv) are not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (v) are bill and hold goods;

(f)	Inventory that is not subject to a perfected first-priority security interest in favor of the Agent;

(g)	Inventory that is not insured in compliance with the provisions of Section 5.10 hereof;

(h)	Inventory that has been sold but not yet delivered or as to which a Borrower has accepted a deposit;

(i)
Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which a Borrower or any of its Subsidiaries has received written notice of a bona fide dispute in respect of any such agreement; or

(j)
Inventory acquired in a Permitted Acquisition or which is not of the type usually sold in the ordinary course of the Borrowers’ business, unless and until the Agent has completed or received (A) an appraisal of such Inventory from appraisers reasonably satisfactory to the Agent and establishes Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (B) such other due diligence as the Agent may require, all of the results of the foregoing to be reasonably satisfactory to the Agent.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those releases related to air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equipment” has the meaning set forth in the UCC.

“Equity Incentive Plan” means that certain Amended and Restated 2006 Equity Incentive Plan, dated as of August 23, 2012, maintained by Body Central Corp., as amended and in effect from time to time, and including any attachments or addenda hereto.
“Equity Incentive Plan Indebtedness” means Indebtedness of the Parent arising from its obligations under the Equity Incentive Plan.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Lead Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Lead Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Lead Borrower or any ERISA Affiliate.
“Event of Default” has the meaning specified in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party under the Facility Guaranty of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.24 hereof and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master

Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such guaranty or security interest becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Executive Order” has the meaning set forth in Section 10.17.
“Exempt Accounts” means any deposit accounts, securities accounts, or other similar accounts (a) into which there is deposited no funds other than those intended solely to cover payroll and other compensation for employees of the Loan Parties; (b) constituting employee withholding accounts and contain only funds deducted from pay otherwise due to employees of the Loan Parties for services rendered to be applied toward the tax obligations of such employees and any other employment-related obligations in connection therewith, including FICA and Medicare obligations; (c) constituting escrow accounts maintained pursuant to statutory requirements; and (d) constituting fiduciary or trust accounts maintained by the Loan Parties in the ordinary course of business.
“Existing Credit Agreement” means that certain Amended and Restated Loan Agreement, dated as of March 8, 2013, between Body Central Stores, Inc., between Body Central Corp., Body Central Stores, Inc., Body Central Direct, Inc. and Body Central Services, Inc., collectively as borrower, and Branch Banking and Trust Company, as lender.
“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, indemnity payments and any purchase price adjustments.
“Facility Guaranty” means the Guaranty made by the Guarantors in favor of the Agent and the other Credit Parties, in form reasonably satisfactory to the Agent.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements with respect thereto and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day

next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%), as determined by the Agent, charged to such reference bank(s) as the Agent may determine on such day on such transactions.
“Fee Letter” means the letter agreement, dated as of the date hereof, by and between the Lead Borrower and the Agent.
“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last day of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.
“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last day of each March, June, September and December of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.
“Fiscal Year” means any period of twelve consecutive months ending on the Saturday closest to December 31st of any calendar year (which, for the avoidance of doubt, may occur in early January of the immediately succeeding calendar year).
“Foreign Asset Control Regulations” has the meaning set forth in Section 10.17.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Lead Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, without duplication of items constituting Indebtedness (including, without limitation, with respect to obligations of more than one Loan Party): (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantor” means (a) the Parent and each Subsidiary of the Parent (other than the Borrowers and any CFC) existing on the Closing Date, and (b) each other Subsidiary of the Parent (other than the Borrowers and any CFC) that shall be required to execute and deliver a Facility Guaranty pursuant to Section 6.11.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes defined or characterized as toxic, hazardous, a pollutant or a contaminant (or words of similar meaning) of any nature that are prohibited, limited, or regulated pursuant to any Environmental Law.
“In-Transit Cash” shall mean all cash and Cash Equivalents, collections, receipts, and other proceeds of Collateral (excluding, in each case, proceeds of any Credit Card Receivables) which have been received in any Intermediate Concentration Account (to the extent such Intermediate Concentration Account is subject to a Blocked Account Agreement) or in any of the other Blocked Accounts (other than the Operating Account, the Principal Concentration Account, and any disbursement accounts of the Loan Parties) that are subject to Blocked Account Agreements, in each case as determined by the Agent, but which have not yet been transferred to the Agent for application in reduction of the Obligations.
“In-Transit Inventory” means Inventory of the Borrower which is in the possession of a common carrier and is in transit from a vendor of a Borrower from a location within the continental United States to a location of a Borrower that is within the continental United States.
“Indebtedness” means, as to any Person at a particular time, without duplication, including, without limitation, with respect to obligations of more than one Loan Party, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)
the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)	net obligations of such Person under any Swap Contract;

(d)	all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)
indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)	All Attributable Indebtedness of such Person;

(g)
all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (including, without limitation, Disqualified Stock), or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)	all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, customer lists, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.
“Interest Payment Date” means the first Business Day of each month (commencing with the first Business Day of the month of March 2014) and the Maturity Date.
“Interest Period” means, as to each Loan, initially, the period commencing on the date when such Loan is made and ending on the last day of the calendar month in which such Loan is made, and thereafter, the period commencing on the first day of each calendar month and ending on the last day of such month, provided that no Interest Period shall extend beyond the Maturity Date.
“Intermediate Concentration Account” has the meaning specified in Part III of Schedule 5.21(a).
“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Parent’s and/or its Subsidiaries’ internal controls over financial reporting.
“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.
“Inventory Reserves” means such reserves as may be established from time to time by the Agent in its Permitted Discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory, which reflect such other factors as affect the market value of the Eligible Inventory or which reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Inventory, in each case, to the extent such factors, claims or liabilities are not already reflected in the Appraised Value of such Eligible Inventory and without duplication of Availability Reserves. Without limiting the generality of the foregoing, Inventory Reserves may, in the Agent’s Permitted Discretion, include (but are not limited to) reserves based on:

(a)	obsolescence;

(b)	seasonality;

(c)	shrink;

(d)	imbalance;

(e)	change in Inventory character;

(f)	change in Inventory composition;

(g)	change in Inventory mix;

(h)	mark-downs (both permanent and point of sale);

(i)	retail mark-ons and mark-ups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and

(j)	out-of-date and/or expired Inventory.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.
“Joinder Agreement” means an agreement, in form satisfactory to the Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Agent may determine.
“Landlord Lien State” means such state(s) in which a landlord’s claim for rent may have priority over the Lien of the Agent in any of the Collateral.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lead Borrower” has the meaning specified in the introductory paragraph hereto.
“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.
“Lender” means, any Revolving Lender and any Term Loan Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Agent.
“LIBOR Rate” means, for any Interest Period with respect to any portion of the Loans outstanding, as applicable, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) published in the “Money Rates” section of The Wall Street Journal as the London interbank offered rate for deposits in Dollars on the date which is two (2) Business Days prior to the commencement of such Interest Period (or, if more than one rate is published, then the highest of such rates) for a term of three (3) months, or if such “Money Rates” section is unavailable for any reason on such date, the rate of interest determined by the Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in U.S. dollars are offered to such reference banks by other reference banks as the Agent determines in the London interbank market as of 10:00 a.m. two (2) Business Days prior to the first day in such Interest Period for a three month term and in an amount comparable to the amount of the applicable portion of the Loans outstanding, as applicable.
“LIBOR Rate Loan” means a Loan that bears interest at a rate based on the LIBOR Rate plus the Applicable Margin.
“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and applicable Laws as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent, of any public, private or “going-out-of-business”, “store closing” or other similar sale or any other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.
“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Revolving Loan, the Term Loan and the Delayed Draw Term Loan.
“Loan Account” has the meaning assigned to such term in Section 2.12(a).
“Loan Cap” means, at any time of determination, the lesser of (a) the sum of (i) the Revolving Commitments, (ii) the Total Term Loan Outstandings, and (iii) the Total Delayed Draw Term Loan Outstandings, or (b) the Borrowing Base.
“Loan Documents” means this Agreement, each Note, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the Security Documents, the Facility Guaranty, and any other instrument or agreement now or hereafter executed and delivered in connection herewith.
“Loan Parties” means, collectively, each Borrower and each Guarantor.
“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties taken as a whole to perform their obligations under any Loan Document; or (c) a material impairment of the rights and remedies of the Agent or the Lenders under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties taken as a whole of any Loan Document to which they are a party..
“Material Contract” means, with respect to any Person, each contract to which such Person is a party and the termination of which would be reasonably likely to have a Material Adverse Effect, including those contracts set forth on Schedule 5.24.
“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount in excess of $750,000. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.
“Maturity Date” means February 6, 2017.
“Maximum Rate” has the meaning provided therefor in Section 10.09.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Lead Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Proceeds” means (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents) together with the amount of any interest or other fees, premiums, or amounts due in respect thereof as of such date, and (B) the reasonable, documented and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates)); and
(b)    with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction minus (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith and paid by any Loan Party to third parties (other than Affiliates).
“Non-Consenting Lender” has the meaning provided therefor in Section 10.06(j).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing the Revolving Loans made by such Revolving Lender, the Term Loan made by such Term Loan Lender, and the Delayed Draw Term Loan made by such Delayed Draw Term Loan, each substantially in the form of Exhibits C-1, C-2, and C-3, respectively as each may be amended, supplemented or modified from time to time.
“NPL” means the National Priorities List under CERCLA.
“Obligations” means all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such proceeding.
“Operating Account” has the meaning specified in Part II of Schedule 5.21(a).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.05).
“Outstanding Amount” means, with respect any Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loan occurring on such date.
“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Availability is less than zero.
“Pacific Western Debt” means Indebtedness of the Borrowers in an aggregate principal amount not in excess of $6,500,000 (minus any down payments required thereunder) incurred in connection with the lease of warehouse and inventory management software, equipment and other property pursuant to that certain Master Lease Agreement No. PFW1281 dated November 12, 2013 between Pacific Western Equipment Finance, a division of Pacific Western Bank, as Lessor, and Body Central Corp., as Lessee, and the schedules related thereto.
“Parent” means Body Central Corp., a Delaware corporation.
“Participant” has the meaning specified in Section 10.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation.
“PCAOB” means the Public Company Accounting Oversight Board.
“Pension Act” means the Pension Protection Act of 2006, as amended.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA,

each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Lead Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412.
“Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:
(a)        No Default or Event of Default then exists or would arise from the consummation of such Acquisition, and as of the effective date of such Permitted Acquisition, a Responsible Officer shall have provided the Agent with a certification as to the foregoing;
(b)        Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;
(c)        The Lead Borrower shall have furnished the Agent with fifteen (15) days’ prior written notice of such intended Acquisition and shall have furnished the Agent with a current draft of the Acquisition Documents (and final copies thereof as and when executed), a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and such other information as the Agent may reasonably require;
(d)        After giving effect to the Acquisition, if the Acquisition is an Acquisition of Equity Interests, a Loan Party shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall Control a majority of any voting interests or shall otherwise Control the governance of the Person being acquired;
(e)        Any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or acquisition of Equity Interests, the Person which is the subject of such Acquisition shall be engaged in, the Business engaged in by the Loan Parties permitted under this Agreement, or engage in a business or businesses substantially similar, reasonably related to or otherwise for the enhancement or support of the Business engaged by the Loan Parties; and

(f)	the total consideration paid for all such Acquisitions (whether in cash, tangible property, notes or other property) after the Closing Date shall not exceed in the aggregate the sum of $500,000.
Any assets acquired by a Loan Party pursuant to a Permitted Acquisition shall not be included in the Borrowing Base unless and until the Agent has completed, and has received satisfactory results of, due diligence on such assets.
“Permitted Discretion” means a determination made by the Agent in the exercise of its reasonable credit judgment, exercised in good faith in accordance with customary business practices for asset-based lending transactions.

“Permitted Disposition” means any of the following:

(a)
(i) Dispositions of Inventory in the ordinary course of business, (ii) Permitted Store Closings, (iii) any Store closure in connection with the relocation of a Store within the particular market in which it operates, and (iv) Dispositions set forth on Schedule 1.02;

(b)	non-exclusive licenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business;

(c)
licenses for the conduct of licensed departments within the Loan Parties’ Stores in the ordinary course of business; provided that, if requested by the Agent, the Agent shall have entered into an intercreditor agreement with the Person operating such licensed department on terms and conditions reasonably satisfactory to the Agent

(d)	Dispositions of Equipment or other assets as set forth on Schedule 1.03;

(e)	sales, transfers and other Dispositions among the Loan Parties or by any Subsidiary to a Loan Party; and

(f)	sales, transfers and other Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party; and

(g)	so long as no Change of Control results therefrom, sales and issuances of Equity Interest (other than Disqualified Stock) of Parent to the extent permitted under Section 7.03.
“Permitted Encumbrances” means:

(a)	Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b)
Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Laws, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04;

(c)
Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

(d)
Deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, utilities, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)	Liens in respect of judgments that would not constitute an Event of Default hereunder;

(f)
Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;

(g)	Liens existing on the Closing Date listed on Schedule 7.01 and Liens to secure any Permitted Refinancings of the Indebtedness with respect thereto;

(h)
Liens on fixed or capital of any Loan Party which (x) secure Indebtedness permitted under clauses (c) and (g) of the definition of Permitted Indebtedness so long as such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition, and (y) secure Indebtedness permitted under clause (h) of the definition of Permitted Indebtedness, in each case of clauses (x) and (y), so long as (i) the Indebtedness secured thereby does not exceed the cost of acquisition, or in the case of existing assets, the depreciated value of the applicable assets, and (ii) such Liens shall attach only to the assets acquired, improved or refinanced with such Indebtedness and shall not extend to any other property or assets of the Loan Parties;

(i)	Liens in favor of the Agent;

(j)	Landlords’ and lessors’ statutory Liens in respect of rent not in default;

(k)
Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Closing Date and other Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l)
Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, Liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m)	Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party;

(n)
voluntary Liens on property (other than property of the type included in the Borrowing Base) in existence at the time such property is acquired pursuant to a Permitted Acquisition or on such property of a Subsidiary of a Loan Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided, that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Loan Party or any Subsidiary; and

(o)
Liens in favor of customs and revenues authorities imposed by applicable Laws arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(p)
Liens securing Indebtedness described under clause (i) of the definition of Permitted Indebtedness, provided that such Liens are limited to cash and Cash Equivalents with a value not in excess of 105% of the face amount of such letters of credit and the Deposit Accounts in which such cash and Cash Equivalents are maintained; and

(q)	Liens listed on Schedule 1.07.

“Permitted Indebtedness” means each of the following, so long as no Default or Event of Default or Overadvance then exists or would arise from the incurrence thereof:

(a)	Indebtedness outstanding on the Closing Date listed on Schedule 7.03 and any Permitted Refinancing thereof;

(b)	Indebtedness of any Loan Party to any other Loan Party;

(c)
Purchase money Indebtedness of any Loan Party or any of its Subsidiaries to finance the acquisition of any personal property after the Closing Date consisting solely of fixed or capital assets, including Capital Lease Obligations, in connection with the relocation of the Loan Parties chief executive office and distribution center and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof, provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (c), together with the aggregate principal amount of any Indebtedness permitted pursuant to clause (g) of this definition, shall not exceed $5,000,000 in the aggregate after the Closing Date and, if requested by the Agent, the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Agent;

(d)	Contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business;

(e)
Obligations (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(f)	Indebtedness incurred in connection with financing of insurance premiums incurred in the ordinary course of business;

(g)
Subordinated Indebtedness of the Loan Parties to finance the acquisition of any personal property consisting solely of fixed or capital assets in connection with the relocation of the Loan Parties chief executive office and distribution center in an aggregate principal amount, together with the aggregate principal amount of any Indebtedness permitted pursuant to clause (c) of this definition not to exceed $5,000,000 in the aggregate after the Closing Date; provided that no Default or Event of Default shall be existing, and no Overadvance shall be outstanding, at the time of incurrence thereof;

(h)	the Pacific Western Debt and the TFP-Florida Debt; and

(i)	Indebtedness listed on Schedule 1.04;

(j)	Equity Incentive Plan Indebtedness; provided that the Loan Parties shall make no payments thereof in cash or any other assets, except Equity Interests of the Parent;

(k)
Indebtedness in respect of treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements of the Loan Parties in the ordinary course of business and any Guarantees thereof; and

(l)	the Obligations.
“Permitted Investments” means each of the following:

(a)
readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)
commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)
time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (b) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)
Fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e)
Investments classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above;

(f)	Investments existing on the Closing Date set forth on Schedule 7.02, but not any increase in the amount thereof or any other modification of the terms thereof;

(g)	(i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the Closing Date,
(ii) additional Investments by any Loan Party and its Subsidiaries in Loan Parties (other than the Parent), and
(iii) additional Investments by Subsidiaries of the Loan Parties that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(h)
Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i)	Guarantees of or constituting Permitted Indebtedness;

(j)
so long as no Event of Default has occurred and is continuing or would result from such Investment, Investments by any Loan Party in Swap Contracts entered into in the ordinary course of business and for bona fide business (and not speculative) purposes;

(k)
Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(l)	Investments constituting Permitted Acquisitions; and

(m)
advances to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business in an amount not to exceed $15,000 to any individual at any time or in an aggregate amount not to exceed $150,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes.

provided, however, that notwithstanding the foregoing, no such Investments specified in clauses (a) through (e) shall be permitted unless no Revolving Loans are then outstanding, and such Investments shall be pledged to the Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Agent.
“Permitted Overadvance” means an Overadvance made by the Agent, in its sole discretion, which:

(a)	Is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or

(b)	Is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation;

(c)	Is made to pay any other amount chargeable to any Loan Party hereunder; and

(d)
Together with all other Permitted Overadvances then outstanding, shall not (i) exceed the greater of (x) fifteen percent (15%) of the Borrowing Base at any time or (y) $1,500,000, or (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Requisite Lenders otherwise agree.

provided however, that the foregoing shall not result in any claim or liability against the Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances, and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder.
“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced, and, with respect to any Subordinated Indebtedness, the maturity date of such Permitted Refinancing is at least six (6) months following the Maturity Date, (c) such Permitted Refinancing shall not require any scheduled principal payments due prior to the Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Maturity Date for the

Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Credit Parties as those contained in the documentation governing the Indebtedness being Refinanced (e) no Permitted Refinancing shall have direct or indirect obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced, (f) such Permitted Refinancing shall be otherwise on terms not materially less favorable to the Credit Parties than those contained in the documentation governing the Indebtedness being Refinanced, including, without limitation, with respect to financial and other covenants and events of default, (g) the interest rate applicable to any such Permitted Refinancing shall not exceed the then applicable market interest rate, and (h) at the time thereof, no Event of Default shall have occurred and be continuing.
“Permitted Store Closings” has the meaning set forth on Schedule 1.05.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Lead Borrower or any ERISA Affiliate or any such Plan to which the Lead Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Prepayment Event” means:

(a)
Any Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of a Loan Party, outside of the ordinary course of business, unless the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Agent; provided, that a Permitted Disposition shall not constitute a Prepayment Event to the extent that (i) no Event of Default exists at the time of such Permitted Disposition or results therefrom and (ii) the Total Revolving Outstandings as of the time of such Permitted Disposition, after giving effect to any repayments thereof made with the proceeds of such Permitted Disposition, is $0.00;

(b)
Any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), any property or asset of a Loan Party, unless the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Agent; provided, that any such casualty, damage, taking, condemnation or similar proceeding shall not constitute a Prepayment Event to the extent that (i) no Event of Default exists at the time of such casualty, damage, taking, condemnation or similar proceeding or results therefrom, (ii) the Total Revolving Outstandings as of the time of such casualty, damage, taking, condemnation or similar proceeding, after giving effect to any repayments of the Total Revolving Outstandings made with the proceeds thereof, is $0.00, and (iii) the proceeds from such casualty, damage, or taking are not in excess $150,000.

(c)	The incurrence by a Loan Party of any Indebtedness other than Permitted Indebtedness;

(d)
any issuance or sale of Equity Interests of a Loan Party; provided, that an issuance or sale of Equity Interests permitted under Section 7.03 hereof shall not constitute a Prepayment Event to the extent that (i) no Event of Default exists at the time of such issuance or sale or results therefrom and (ii) the Total Revolving Outstandings as of the time of such Permitted Disposition, after giving effect to any repayments thereof made with the proceeds of such issuance or sale, is $0.00; or

(e)
the receipt by any Loan Party of any Extraordinary Receipts; provided, that the receipt of tax refunds by the Loan Parties shall not constitute a Prepayment Event to the extent that (i) such tax refunds are received on or prior to December 31, 2014 in connection with income taxes paid by the Loan Parties with respect to Fiscal Years 2013 and prior, (ii) the aggregate amount of all such tax refunds shall not to exceed $13,500,000 (it being understood that the receipt of any such tax refunds in aggregate amount in excess of $13,500,000 shall constitute a Prepayment Event in the amount of such excess), (iii) no Event of Default exists at the time of such receipt and (iv) the Total Revolving Outstandings as of the time of such receipt, after giving effect to any repayments thereof made with the proceeds of such receipt, is $0.00.

“Principal Concentration Account” has the meaning specified in Part II of Schedule 5.21(a).
“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.
“Recipient” means the Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Register” has the meaning specified in Section 10.06(c).
“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Parent and its Subsidiaries as prescribed by the Securities Laws.
“Reimbursement Obligations” has the meaning provided in Section 2.03(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Reports” has the meaning provided in Section 9.12(b).
“Request for Credit Extension” means (a) with respect to a Revolving Loan, a Revolving Loan Notice, and (b) with respect to the Delayed Draw Term Loan, a written request pursuant to Section 2.04(a).
“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of (i) the aggregate Revolving Commitments, (ii) the aggregate of the Delayed Draw Term Loan Commitments, (iii) the Total Term Loan Outstandings, and (iv) the Total Delayed Draw Term Loan Outstandings or, if the Aggregate Commitments have been terminated, Lenders holding in the aggregate more than 50% of the Total Outstandings; provided that the Revolving Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means all Availability Reserves and Inventory Reserves. The Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, modify or eliminate Reserves.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.
“Revolver Cap” means, at any time of determination, the lesser of (a) the sum of the Revolving Commitments or (b) the Borrowing Base.
“Revolving Commitment” means, as to each Revolving Lender, its obligation to make Revolving Loans to the Borrowers pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the Closing Date, the aggregate amount of all Lenders’ Revolving Commitments is $5,000,000.
“Revolving Credit Facility” means the facility established pursuant to this Agreement for the making of Revolving Loans.
“Revolving Credit Facility Applicable Percentage” means with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Commitments represented by such Revolving Lender’s Revolving Commitment at such time. If the commitment of each Revolving Lender to make Revolving Loans has been terminated pursuant to Section 2.07 or Section 8.02 or if the Revolving Commitments have expired, then the Revolving Credit Facility Applicable Percentage of each Revolving Lender shall be determined based on the Revolving Credit Facility Applicable Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments.
“Revolving Lender” means each Lender with a Revolving Commitment.
“Revolving Loan” has the meaning specified in Section 2.01(a).
“Revolving Loan Notice” means a notice of a Revolving Loan, pursuant to Section 2.02(b), which, if in writing, shall be substantially in the form of Exhibit A.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Agent.
“Security Documents” means the Security Agreement, the Account Control Agreements, and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.
“Settlement Date” has the meaning provided in Section 2.15(a).
“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Parent and its Subsidiaries as of that date determined in accordance with GAAP.
“Solvent” and “Solvency” means, with respect to any Person and its Subsidiaries on a Consolidated basis on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.
“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.24).
“Store DDA” has the meaning provided in Section 6.12(f).
“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms (including with respect to lien subordination, if applicable) approved in writing by the Agent.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” means the term loan made pursuant to Section 2.01(d).
“Term Loan Applicable Percentage” means with respect to any Term Loan Lender at any time, the percentage (carried out to the ninth decimal place) of the Total Term Loan Outstandings held by such Term Loan Lender.
“Term Loan Cap” means, at any time of determination, the lesser of (a) the sum of the Term Loan Commitments or (b) the Borrowing Base.
“Term Loan Commitment” means, as to each Term Loan Lender, its obligation to make the Term Loan on the Closing Date in an aggregate principal amount equal to the amount set forth opposite such Term Loan Lender’s name on Schedule 2.01. As of the Closing Date, the aggregate amount of all Lenders’ Term Loan Commitments is $12,000,000.
“Term Loan Lender” means each Lender with a Term Loan Commitment and a Delayed Draw Term Loan Commitment, or if such Term Loan Commitment and or Delayed Draw Term Loan Commitment has been terminated, such Term Loan Lender that holds any Outstanding Amount of a Term Loan and any Outstanding Amount of a Delayed Draw Term Loan.

“Termination Date” means the earliest to occur of (i) the Maturity Date, or (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII.
“TFP-Florida Debt” means Indebtedness of the Body Central Stores, Inc. in an aggregate principal amount not in excess of $3,400,000 (minus any down payments required thereunder) incurred in connection with relocation of the Loan Parties' chief executive office and distribution center pursuant to that certain Master Lease Agreement No. TFG/BC 102413 dated October 24, 2013, between TFG-Florida, L.P., as Lessor, and Body Central Stores, Inc., as Lessee, and the schedules related thereto.
“Total Delayed Draw Term Loan Outstandings” means the aggregate Outstanding Amount of the Delayed Draw Term Loan.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans.
“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans.
“Total Term Loan Outstandings” means the aggregate Outstanding Amount of the Term Loan.
“Trading with the Enemy Act” has the meaning set forth in Section 10.17.
“UCC” or “Uniform Commercial Code” shall have the meaning given to such term in the Security Agreement.
“UFCA” has the meaning specified in Section 10.21(c).
“UFTA” has the meaning specified in Section 10.21(c).
“Unintentional Overadvance” means an Overadvance which, to the Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base, a change in eligibility criteria, Reserves, or a misrepresentation by the Loan Parties.
“United States” and “U.S.” mean the United States of America.
“Unrestricted Cash” means, without duplication of any Credit Card Receivables, unrestricted cash and Cash Equivalents of the Loan Parties on deposit in accounts of the Loan Parties (net of checks outstanding).
“Unused Fee” has the meaning specified in Section 2.10(a).
“Unused Fee Percentage” means 0.50% per annum.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)	The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)
In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)	Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)
Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds of all of the Obligations and, at the Agent’s request, the Cash Collateralization of contingent indemnification Obligations in amounts determined by the Agent in its Permitted Discretion (other than unknown indemnification and reimbursement obligations and other obligations, which, by their terms, survive the termination this Agreement or any other Loan Document).

1.03    Accounting Terms.

(a)
Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)
Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any change in GAAP after the date hereof that would require lease obligations that would be treated as operating leases as of the date hereof to be classified and accounted for as capital leases or otherwise reflected on the Loan Parties’ Consolidated balance sheet, for the purposes of determining compliance with any covenant contained herein, such obligations (whether entered into as of the date hereof or thereafter) shall be treated in the same manner as operating leases are treated on the date hereof.
1.04    Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    Revolving Loans and Term Loan; Reserves..
(a)    Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Revolving Commitment, or (y) such Revolving Lender’s Revolving Credit Facility Applicable Percentage of the Borrowing Base; subject in each case to the following limitations:

(i)	after giving effect to any Revolving Loan, the Total Revolving Outstandings shall not exceed the Revolver Cap,

(ii)
after giving effect to any Revolving Loan, such Revolving Lender’s Revolving Credit Facility Applicable Percentage of the Total Revolving Outstandings shall not exceed such Revolving Lender’s Revolving Commitment, and

(iii)	after giving effect to any Revolving Loan, the Total Outstandings shall not exceed the Loan Cap.
(b)    Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01.
(c)    Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to make a Term Loan to the Borrowers on the Closing Date, in a principal amount equal to such Term Loan Lender’s Term Loan Commitment; provided that after the making of such Term Loan, (i) the Total Term Loan Outstandings shall not exceed the Term Loan Cap, (ii) such Term Loan Lender’s Term Loan Applicable Percentage of the Total Term Loan Outstandings shall not exceed such Term Loan Lender’s Term Loan Commitment, and (iii) the Total Outstandings shall not exceed the Loan Cap. Upon each

Term Loan Lender’s making of its portion of Term Loan on the Closing Date, the Term Loan Commitment of such Term Loan Lender shall be terminated.
(d)    The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 4.01 or 6.02, as applicable, as adjusted to give effect to Reserves following such delivery. The Agent may, in its Permitted Discretion, establish or modify Reserves at any time and from time to time. The Agent shall use commercially reasonable efforts to as promptly as practicable notify the Lead Borrower of the establishment or modification of any Reserves under this Agreement and shall disclose to the Lead Borrower the basis for any decrease in any advance rate or the establishment or increase of any Reserves; provided that neither the Agent nor any other Credit Party shall have any liability for failure to so notify the Lead Borrower of any such changes (or the basis for any such changes), and any such changes by the Agent shall be effective from the date such changes are made by the Agent regardless of whether or when communicated to the Lead Borrower. The amount of any Reserve established by the Agent, and any change in the amount of any Reserve, shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of Eligible Credit Card Receivables, Eligible In-Transit Inventory, Eligible Inventory, Eligible Equipment or any other Reserve then established.
2.02    Requesting Revolving Loans.
(a)    Each Revolving Loan shall be made upon the Lead Borrower’s irrevocable notice to the Agent by delivery to the Agent of a written Revolving Loan Notice and an updated Borrowing Base Certificate, which must be received by the Agent not later than 12:00 p.m. on the date which is at least two (2) Business Days prior to the requested date of such Revolving Loan (each, a “2-Day Advance”); provided that the Lead Borrower may request a Revolving Loan not later than 12 p.m. on a Business Day to be made on that same day if the amount of such requested Revolving Loan is not more than the total cash receipts received by the Agent on such requested advance date (each, a “Same Day Advance”). Each Revolving Loan which is a 2-Day Advance shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Each Revolving Loan which is a Same Day Advance shall be in a minimum principal amount of $25,000. Each Revolving Loan Notice shall specify (i) the requested date of the Revolving Loan (which must be a Business Day), and (ii) the principal amount of Revolving Loans to be borrowed. The Lead Borrower may request up to three (3) 2-Day Advances in any fiscal week, and no more than one (1) Same Day Advance on any Business Day.
(b)    Following receipt of a Revolving Loan Notice, the Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Revolving Loan. Each Lender shall make the amount of its Revolving Loan available to the Agent in immediately available funds at the Agent’s Office (or, if requested by the Agent, in its discretion, directly to the Operating Account) not later than 1:00 p.m. on the Business Day specified in the applicable Revolving Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01) and receipt of funds required pursuant to Section 2.06(c) hereof, the Agent shall use its best efforts to make all funds so requested available to the Borrowers by no later than 4:00 p.m. by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Lead Borrower.
(c)    The Agent, without the request of the Lead Borrower, may advance any interest, fee, service charge (including direct wire fees), expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and the Borrowers’ obligations under Section 2.06(b). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(c) shall bear interest at the interest rate then and thereafter applicable to Revolving Loans.
(d)    The Agent and the Lenders shall have no obligation to make any Revolving Loan if an Overadvance would result. The Agent may, in its sole discretion, make Permitted Overadvances without the consent of the Borrowers and the Lenders, and the Borrowers and each Lender shall be bound thereby. Any Permitted Overadvance shall constitute a Revolving Loan and an Obligation, shall accrue interest at the Default Rate and shall be repaid by the Borrowers in accordance with the provisions of Section 2.04. The making of any such Permitted Overadvance on any one occasion shall not obligate the Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvances.
2.03    [Reserved].
2.04    Delayed Draw Term Loan.
(a)    Request for Delayed Draw Term Loan Commitments. Provided no Event of Default then exists or would arise therefrom, upon written notice to the Agent, from and after the Closing Date through and including the Delayed Draw Term Loan Commitment Expiration Date, the Lead Borrower may request, on no less than thirty (30) Business Days’ prior written notice to Agent, that the Term Lenders agree to issue a Delayed Draw Term Loan Commitment (or increase any then existing Delayed Draw Term Loan Commitment) in an amount as may be agreed by the Term Lenders at such time; provided that (i) the aggregate principal amount of all such Delayed Draw Term Loan Commitments shall not exceed $7,000,000, and (ii) any such request for a Delayed Draw Term Loan Commitment (or increase in the amount thereof) shall be in a minimum amount of $1,000,000. Each Term Lender shall notify the Agent within thirty (30) Business Days of the request therefor whether or not it agrees to issue a Delayed Draw Term Loan Commitment and, if so, the amount of the Delayed Draw Term Loan Commitment that such Lender is willing to extend.
(b)    Effective Date. The Agent, in consultation with the Lead Borrower, shall determine the effective date of the Delayed Draw Term Loan Commitments (each, a “Delayed Draw Term Loan Commitment Effective Date”). The Agent shall promptly notify the Lead Borrower and the Lenders of the Delayed Draw Term Loan Effective Date. For the avoidance of doubt, no Delayed Draw Term Loan Commitment is effective as of the Closing Date.
(c)    Terms. Any such Delayed Draw Term Loan Commitment shall be effectuated as soon as reasonably practicable after the request of the Lead Borrower therefor and the agreement of one or more Delayed Draw Term Lenders to provide such Delayed Draw Term Loan Commitment. Any such Delayed Draw Term Loan Commitment shall be provided solely by Term Lenders (or any permitted assignee or Participant thereof or another Person proposed by the Lead Borrower and acceptable to the Agent in its sole discretion) and shall otherwise be on terms and conditions (including funding conditions therefor) acceptable to such Delayed Draw Term Loan Lenders in their sole discretion. Without limitation to the foregoing, any delayed draw term loans (each, a “Delayed Draw Term Loan”) funded pursuant to any Delayed Draw Term Loan Commitments shall, unless otherwise agreed by the Delayed Draw Term Loan Lenders, (i) have a maturity date no later than the Maturity Date, (ii) bear interest as set forth in

Section 2.09, (iii) be subject to Availability and the Borrowing Base, and (iv) have the same rights and benefits as all other Loans made under this Agreement.
(d)    Conditions to Effectiveness of Delayed Draw Term Loan. Without limitation to Section 2.04(c), as a condition precedent to funding of any Delayed Draw Term Loan (after the Delayed Draw Term Loan Commitment Effective Date):

(i)
the Lead Borrower shall deliver to the Agent a certificate of each Loan Party dated as of the date of any draw on a Delayed Draw Term Loan signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of such Delayed Draw Term Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.04, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (2) no Default or Event of Default exists or would arise therefrom;

(ii)
the Lead Borrower shall have delivered to the Agent an updated Borrowing Base Certificate which shall reflect, after giving effect to the funding of the Delayed Draw Term Loan, Availability would not be less than zero; and

(iii)	no Default or Event of Default then exists or would arise therefrom.
Upon each Delayed Draw Term Loan Lender’s making of its portion of the Delayed Draw Term Loan to be made on each Delayed Draw Term Loan Commitment Effective Date, any effective Delayed Draw Term Loan Commitment of such Delayed Draw Term Loan Lender shall be terminated.
2.05    [Reserved].
2.06    Prepayments; Repayments.
(a)    The Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent, at any time or from time to time voluntarily prepay the Loans in whole or in part subject to Section 2.10; provided that (i) such notice must be received by the Agent not later than 11:00 a.m. five (5) Business Days prior to any date of prepayment of any Loans; (ii) any prepayment of Term Loans or Delayed Draw Term Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof (or, in each case, if less, the entire principal amount thereof then outstanding), and (iii) any prepayment of Loans shall, if required by Section 2.10(b), be accompanied by any applicable Early Termination Fee. Each such notice shall specify the date and amount of such prepayment and the Loans to be prepaid. At the Borrower’s option, any such prepayment may be applied first to repay the Revolving Loan (but not as a permanent reduction of the Revolving Commitments), and the balance, if any, may be applied in reduction of the Term Loan and Delayed Draw Term Loan; provided, that any prepayment of the Term Loan or Delayed Draw Term Loans shall be accompanied by a permanent reduction of the Revolving Commitments in an amount such that the proportion between the amount of the Revolving Commitments and the principal amount of the Term Loan, in each case, as of the Closing Date, shall remain unchanged. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.04. Subject to Section 2.16, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.
(b)    If for any reason the Total Outstandings at any time exceed the Loan Cap as then in effect, the Borrowers shall immediately prepay the Loans in an aggregate amount equal to such excess; provided, that, at the Borrower’s option, so long as (i) no Event of Default then exists or would result therefrom and (ii) the Loan Parties shall not have failed to maintain Unrestricted Cash in an amount not less than $3,500,000 at any time during the immediately preceding thirty (30) days after giving pro forma effect to such pledge, deposit, or delivery of cash collateral as if it had been made as of the first day of such thirty-day period, the Borrowers may, in lieu of such prepayment, pledge and deposit with or deliver to the Agent, for the benefit of the Credit Parties, as collateral for the Obligations, cash or deposit account balances in an amount equal to such excess, pursuant to documentation in form and substance satisfactory to the Agent in its sole discretion (which documents are hereby Consented to by the Lenders), which cash or deposit account balances will be maintained in a deposit account under the sole control and dominion of the Agent and segregated from all other cash and deposit accounts of the Loan Parties, free and clear of any rights or claims of any other Person, and shall not constitute Unrestricted Cash.
(c)    The Borrowers shall repay or prepay, as applicable, the Loans to the extent required pursuant to Section 6.12 hereof.
(d)    Promptly after (and in any event, within two (2) Business Days thereof) receipt of any Net Proceeds received by a Loan Party on account of a Prepayment Event, the Borrowers shall prepay the Loans in accordance with Section 2.06(e) in an aggregate amount equal to 100% of such Net Proceeds (whether or not a Cash Dominion Event then exists and is continuing); provided, however, that the Net Proceeds of any event described in clause (b) of the definition of Prepayment Event shall not be required to be applied pursuant to this Section 2.06(d) to the extent such proceeds are to be reinvested in or otherwise used to replace, repair or restore the properties or assets used in such Loan Party’s business and so long as: (i) no Event of Default has occurred and is continuing on the date such Person receives such Net Proceeds, (ii) the Lead Borrower delivers a certificate to the Agent within two (2) Business Days after the receipt of such Net Proceeds stating that such Net Proceeds shall be used (or committed to be used) to reinvest in new assets useful in the business, or otherwise replace, repair or restore any such properties or assets to be used in such Loan Party’ business, as the case may be, within a period specified in such certificate not to exceed 180 days (or such longer period as the Agent may agree) after the receipt of such Net Proceeds (which certificate shall set forth estimates of the proceeds to be so expended and shall set forth in reasonable detail any plans for such reinvestment, replacement, repair or restoration); provided that if such Net Proceeds have been so committed to be used prior to the end of such 180 day period, the Loan Parties shall not be required to apply such Net Proceeds to the repayment of the Loans to the extent such Net Proceeds are so used within a period not to exceed 270 days (or such longer period as the Agent may agree) after the receipt of such Net Proceeds, and (iii) such Net Proceeds, are, until used, maintained in a Blocked Account. If any portion of such Net Proceeds not so applied to the prepayment of the Loans is not used (or committed to be used) in accordance with the foregoing clauses (i) – (iii), such amount shall be applied to prepay the Loans as set forth in Section 2.06(e), on the last day of such specified period.
(e)    Prepayments made pursuant to Section 2.06 (b), (c) and (d) above, first, shall be applied ratably to repay Revolving Loans (without a corresponding reduction in the Revolving Commitments), second, shall be applied ratably to the Outstanding Amount of the Term Loan and Delayed Draw Term Loan, third, the amount remaining, if any, after the prepayment in full of the Term Loan and Delayed Draw Term Loan outstanding at such time shall be deposited by the Agent in the Operating Account of the Lead Borrower and may be utilized by the Lead Borrower in the ordinary course of its business to the extent otherwise permitted hereunder.

2.07    Termination or Reduction of Revolving Commitments.
(b)    The Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent, terminate the Revolving Commitments or from time to time permanently reduce the Revolving Commitments; provided that (i) any such notice shall be received by the Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $250,000 in excess thereof, and (iii) the Borrowers shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments required to be made hereunder, the Total Outstandings would exceed the Aggregate Commitments.
(c)    The Agent will promptly notify the Lenders of any termination or reduction of the Aggregate Commitments under this Section 2.07. Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. If, as a result of such termination or reduction, the Loans hereunder would exceed the Aggregate, the Borrowers shall contemporaneously with such reduction or termination, pay the Agent an amount equal to such excess.
2.08    Repayment of Obligations.
The Borrowers shall repay to the Lenders on the Termination Date all Obligations outstanding on such date.
2.09    Interest.
(a)    Subject to the provisions of Section 2.09(b), Section 3.02, and Section 3.03 below, all Loans shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the LIBOR Rate plus the Applicable Margin.
(b)    (a)    If any amount payable under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Law.
(i)    If any Event of Default exists, then the Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all outstanding Obligations shall bear interest retroactively from the date such Default arose at a fluctuating interest rate per annum at all times equal to the Default Rate and such Obligations shall bear interest retroactively from the date such Default arose at the Default Rate to the fullest extent permitted by Law.
(ii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Except as provided in Section 2.09(b)(iii), interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.10    Fees.
(a)    Unused Fee. The Borrowers shall pay to the Agent for the account of each Lender in accordance with its Revolving Credit Applicable Percentage, a commitment fee (the “Unused Fee”) equal to the Unused Fee

Percentage multiplied by the actual daily amount by which the Aggregate Revolving Commitments exceed the Total Revolving Credit Outstandings (subject to adjustment as provided in Section 2.16) during the immediately preceding month. The Unused Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable monthly in arrears on the first Business Day of each month, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.
(b)    Early Termination Fee. In the event (x) the Borrowers prepay any portion of the Term Loan or Delayed Draw Term Loan pursuant to Sections 2.06(a) or (d) hereof, or (y) terminate or reduce the Revolving Commitments pursuant to Section 2.06(a) or Section 2.07(a) hereof, or (z) the Termination Date occurs for any reason (except pursuant to clause (i) thereof), including the acceleration of the Obligations, then on the date of any such prepayment, termination or reduction, the Borrowers shall pay to the Agent, for the ratable benefit of the applicable Lenders, a fee (the “Early Termination Fee”) equal to the following: (i) the greater of (A) the difference between (i) the maximum total interest which would be earned on the Obligations (or portion thereof prepaid or due) through and including the first anniversary of the Closing Date (assuming no Revolving Loans have been drawn if no such Loans are outstanding on the prepayment date and if Revolving Loans have been drawn, assuming the amount outstanding on the date of prepayment had remained outstanding through such anniversary), and (ii) the total interest actually paid by the Borrowers to the Lenders on the Obligations (or portion thereof prepaid) prior to the date of prepayment or due date of such Obligations (or portion thereof prepaid or due) and (B) three percent (3%) of the Loans being prepaid (or required to be prepaid) and Commitments being reduced or terminated on such date, in each case if such prepayment, acceleration, termination or reduction shall occur at any time prior to the first anniversary of the Closing Date; (ii) two percent (2%) of the sum of the Loans being prepaid (or required to be prepaid) and Commitments being reduced or terminated on such date if such prepayment, acceleration, termination or reduction shall occur on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date; and (iii) 0% thereafter; provided, that, so long as no Event of Default then exists or would result therefrom, the Borrowers shall not be required to pay an Early Termination Fee with respect to a portion of the Term Loan not in excess of $2,000,000 that is prepaid by the Borrowers pursuant to Section 2.06(a) to the extent that such prepayment is made within ninety (90) days of the Closing Date and in connection with the syndication of the Revolving Credit Facility under terms satisfactory to the Agent. All parties to this Agreement agree and acknowledge that the Lenders will have suffered damages on account of the early prepayment of the Loans, early termination of this Agreement or any portion of the Commitments and that, in view of the difficulty in ascertaining the amount of such damages, the Early Termination Fee constitutes reasonable compensation and liquidated damages to compensate the Lenders on account thereof.
(c)    Fees Generally. The Borrower shall pay to the Agent for its own account fees in the amounts and at the times specified in the Fee Letter. All fees set forth in this Section 2.10 shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.11    Computation of Interest and Fees. All computations of interest for Base Rate Loans, to the extent applicable hereunder, shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.12    Evidence of Debt.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrowers shall execute and deliver to such Lender (through the Agent) one or more Notes, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note, and customary indemnity therefor, and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.
2.13    Payments Generally; Agent’s Clawback.
(a)    General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Agent will, promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Agent after 2:00 p.m. shall, at the option of the Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (b)    Funding by Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to 12:00 noon on the date of the funding of (i) a Revolving Loan (ii) a Delayed Draw Term Loan, or (iii) the Term Loan Amount, that such Lender will not make available to the Agent such Lender’s share of such Loan or participation, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 or Section 2.03, as applicable, and may, in reliance upon such assumption, make available to the Borrowers, a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan or participation available to the Agent, then the applicable Lender and the Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to the Loans. If the Borrowers and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing or participation to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such Loan. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Agent.
(i)    Payments by Borrowers; Presumptions by Agent. Unless the Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Agent for the account of any of the Lenders hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.
A notice from the Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments hereunder are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment hereunder.
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.14    Sharing of Payments by Lenders. If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Credit Party’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:

(i)
if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)
the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Eligible Assignee or Participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.15    Settlement Amongst Lenders.
(a)    The amount of each Lender’s Applicable Percentage of outstanding Loans shall be computed weekly (or more frequently in the Agent’s discretion) and shall be adjusted upward or downward based on all Loans and repayments of Loans received by the Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Agent.
(b)    The Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Agent shall transfer to each Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Agent (as provided below) or the Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Loans made by each Lender shall be equal to such Lender’s Applicable Percentage of all Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent. If and to the extent any Lender shall not have so made its transfer to the Agent, such Lender agrees to pay to the Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing.
2.16    Defaulting Lenders.

(a)
Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)
Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)
Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Lead Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, to the payment of any amounts owing to the Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)
Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.10(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)
Defaulting Lender Cure. If the Lead Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Committed Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY;
APPOINTMENT OF LEAD BORROWER

3.01    Taxes.

(c)	Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(ii)
Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Agent) require the deduction or withholding of any Tax from any such payment by the Agent or a Loan Party, then the Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(iii)
If any Loan Party or the Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(d)
Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(e)	Tax Indemnifications.

(ii)
The Loan Parties shall, and each Loan Party does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(iii)
Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), and (y) the Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Agent under this clause (ii).

(f)
Evidence of Payments. Upon request by the Lead Borrower or the Agent, as the case may be, after any payment of Taxes by the Lead Borrower or by the Agent to a Governmental Authority as provided in this Section 3.01, the Lead Borrower shall deliver to the Agent or the Agent shall deliver to the Lead Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Lead Borrower or the Agent, as the case may be.

(g)	Status of Lenders; Tax Documentation.

(i)
Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Lead Borrower and the Agent, at the time or times reasonably requested by the Lead Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Lead Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Lead Borrower or the Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Lead Borrower or the Agent as will enable the Lead Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)	Without limiting the generality of the foregoing, in the event that the Lead Borrower is a U.S. Person,

(A)
any Lender that is a U.S. Person shall deliver to the Lead Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Lead Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Agent), whichever of the following is applicable:

(I)
in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)	executed originals of IRS Form W-8ECI;

(III)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Parent or any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to Parent within the meaning of Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV)
to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Lead Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Lead Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)
if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Agent as may be necessary for the Lead Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)
Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Lead Borrower and the Agent in writing of its legal inability to do so.

(h)
Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(i)
Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Lead Borrower through the Agent, any obligation of such Lender to make or continue Loans accruing interest at the LIBOR Rate shall be suspended, until such Lender notifies the Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, convert all LIBOR Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBOR Rate, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBOR Rate component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR Rate. Upon any such prepayment or Conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or Converted.
3.03    Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan , or (c) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate, the utilization of the LIBOR Rate component in determining the Base Rate shall be suspended, in each case until the until the Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Borrowing of, Conversion to or continuation of LIBOR Rate Loans or, failing that, will be deemed to have Converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.
3.04    Increased Costs; Reserves on LIBOR Rate Loans.
(a)    Increased Costs Generally. If any Change in Law shall:

(i)
impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)
subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)	impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any such LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Loan Parties will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or held by, such Lender, to a level below that which such Lender or such

Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Loan Parties will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower shall be conclusive absent manifest error. The Loan Parties shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Loan Parties shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05    Mitigation Obligations.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
3.06    Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Agent.
3.07    Designation of Lead Borrower as Borrowers’ Agent.
(d)    Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Credit Extensions so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(e)    Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.
(f)    The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Credit Extension. Neither the Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)
The Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) (followed promptly by originals) unless otherwise specified, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Agent:

(ii)
counterparts of this Agreement each properly executed by a Responsible Officer of the signing Loan Party and the Lenders sufficient in number for distribution to the Agent, each Lender and the Lead Borrower;

(iii)	Notes executed by the Borrowers in favor of each Lender requesting a Note;

(iv)
such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(v)
copies of each Loan Party’s Organization Documents and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing, and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(vi)
a favorable opinion of Goodwin Procter LLP, New York counsel to the Loan Parties, and of Foley & Lardner LLP, Florida counsel to the Loan Parties, in each case, addressed to the Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request;

(vii)
a certificate of a Responsible Officer of the Lead Borrower certifying (A) that the conditions specified in Sections 4.01 and 4.02 have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) to the Solvency of the Loan Parties as of the Closing Date after giving effect to the transactions contemplated hereby, and (D) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect;

(viii)	evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agent required under the Loan Documents have been obtained and are in effect;

(ix)	the unaudited financial statements of the Parent and its Subsidiaries for the Fiscal Month ended on December 31, 2013;

(x)
a payoff letter from the lender under the Existing Credit Agreement satisfactory in form and substance to the Agent evidencing that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated, all obligations thereunder have been or concurrently with the Closing Date are being paid in full, and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released;

(xi)	the Security Documents and certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties;

(xii)	all other Loan Documents, each duly executed by the applicable Loan Parties;

(xiii)
(A)    appraisals (based on net liquidation value) by a third party appraiser acceptable to the Agent of all Inventory of the Loan Parties, the results of which are satisfactory to the Agent, and (B) a written report regarding the results of a commercial finance examination of the Loan Parties, which shall be satisfactory to the Agent;

(xiv)
results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, and releases or subordination agreements satisfactory to the Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Agent for the delivery of such termination statements, releases, satisfactions and discharges and subordinations have been made;

(xv)
(A)    all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Agent, (B) the Blocked Account Agreements required pursuant to Section 6.12 hereof shall have been obtained, and (C) control agreements with respect to the Loan Parties’ securities and investment accounts have been obtained; and

(xvi)	such other assurances, certificates, documents, consents or opinions as the Agent reasonably may require.

(b)
After giving effect to (i) the first funding under the Loans, (ii) any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby, the sum of Availability plus Unrestricted Cash (as set forth in the books of the Loan Parties (net of checks outstanding)) as of February 1, 2014 shall be not less than $15,000,000.

(c)	The Agent shall have received a Borrowing Base Certificate dated the Closing Date, relating to the period ending February 1, 2014, and executed by a Responsible Officer of the Lead Borrower.

(d)
The Agent shall be reasonably satisfied that any financial statements delivered to it and the Lenders fairly present the business and financial condition of the Loan Parties and that there has been no Material Adverse Effect since the date of the Audited Financial Statements.

(e)
The Agent and the Lenders shall have received and be satisfied with (i) a detailed forecast for the period commencing on the Closing Date and ending with the end of Fiscal Year 2014, which shall include an Availability model, Consolidated income statement, balance sheet, and statement of cash flow, by month, and (ii) such other information (financial or otherwise) reasonably requested by the Agent.

(f)	There shall not be pending any litigation or other proceeding, the result of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(g)	There shall not have occurred any event of default (after giving effect to any applicable notice, grace or cured periods) of any Material Contract of any Loan Party.

(h)	The consummation of the transactions contemplated hereby shall not violate any Law or any Organization Document.

(i)
All fees required to be paid to the Agent on or before the Closing Date shall have been paid in full, and all fees required to be paid to the Lenders on or before the Closing Date shall have been paid in full.

(j)
The Borrowers shall have paid all fees, charges and disbursements of counsel to the Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Agent).

(k)
The Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(l)
No material changes in governmental regulations or policies affecting any Loan Party or any Credit Party and affecting the obligations of the Loan Parties hereunder shall have occurred prior to the Closing Date.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02    Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(e)
The representations and warranties of each Loan Party contained in Article V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects and (iii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(f)	No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(g)	The Agent shall have received a Request for Credit Extension or an updated Borrowing Base Certificate, as applicable, in accordance with the requirements hereof.

(h)	After giving effect to the Credit Extension requested to be made on any such date and the use of proceeds thereof, Availability shall be greater than zero.
Each Request for Credit Extension submitted by the Lead Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but until the Required Lenders otherwise direct the Agent to cease making Loans, the Lenders will fund their Applicable Percentage of all Loans, which are requested by the Lead Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, agreed to by the Agent, provided, however, the making of any such Loans shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
To induce the Credit Parties to enter into this Agreement and to make Loans hereunder, each Loan Party represents and warrants to the Agent and the other Credit Parties that (i) as of the Closing Date with respect to the Term Loans being made pursuant to Section 2.01(d), (ii) as of the Closing Date and the date of each Credit Extension of Delayed Draw Term Loans with respect thereto; and (iii) as of the Closing Date and the date of each Credit Extension of Revolving Loans with respect thereto:
5.01    Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization, or formation (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.
5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract, any Lease with respect to the existing and contemplated corporate headquarters and distribution centers of the Loan Parties, or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Agent under the Security Documents); or (d) violate any Law.
5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof) or (b) such as have been obtained or made and are in full force and effect.
5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
5.05    Financial Statements; No Material Adverse Effect.
(g)    The Audited Financial Statements, and the related Consolidated balance sheet, statements of income or operations and cash flows for the Fiscal Year ended on the date thereof (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby.
(h)    The unaudited Consolidated balance sheet of the Parent and its Subsidiaries dated December 31, 2013, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the Fiscal Quarter ended on the date thereof (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to year-end audit adjustments.
(i)    Since the date of the audited financial statements most recently delivered pursuant to Section 6.01(a), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(j)    To the best knowledge of the Lead Borrower, no Internal Control Event exists or has occurred since the date of the audited financial statements most recently delivered pursuant to Section 6.01(a) that has not been disclosed to the Agent and that has resulted in or would reasonably be expected to result in a misstatement in any material respect, (i) in any financial information delivered or to be delivered to the Agent or the Lenders, (ii) of the Borrowing Base, or (iii) of the assets, liabilities, financial condition or results of operations of the Parent and its Subsidiaries on a Consolidated basis.
(b)    The Consolidated forecasted balance sheet and statements of income and cash flows of the Parent and its Subsidiaries delivered pursuant to Section 4.01(e) or Section 6.01(d), as applicable, were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Loan Parties to be fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ good faith belief of its future financial performance (it being acknowledged and agreed that no guarantee is made that any forecasted performance will in fact occur).
5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and since the Closing Date, there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 5.06.
5.07    No Default. No Loan Party or any Subsidiary is in default under or with respect to any Material Contract or any Material Indebtedness, which default would (after giving of notice or passage of time) give the relevant lender or other counter-party the right to accelerate or terminate (or take similar action).
5.08    Ownership of Property; Liens.
(a)    Each of the Loan Parties has good record and marketable title in fee simple to or valid leasehold interests in, all Real Estate necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business, except where the failure to do so would not be reasonably expected to have a Material Adverse Effect. The properties of the Loan Parties are subject to no Liens, other than Liens permitted by Section 7.01.
(b)    Schedule 5.08(b)(1) sets forth the address (including street address, county and state) of all Real Estate (excluding Leases) that is owned by the Loan Parties, together with a list of the holders of any mortgage or other Lien thereon as of the Closing Date. Each Loan Party has good, marketable and insurable fee simple title to the Real Estate owned by such Loan Party, free and clear of all Liens, other than Permitted Encumbrances. Schedule 5.08(b)(2) sets forth the address (including street address, county and state) of all Leases of the Loan Parties, together with the name of each lessor and its contact information with respect to each such Lease as of the Closing Date. Each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.
5.09    Environmental Compliance.
(b)    No Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case under clauses (i) through (iv) above, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    Except as could not, individually or in the aggregate, reasonably be expected to result in material liability to any Loan Party or any Subsidiary thereof (i) none of the properties currently or formerly owned or operated by any Loan Party or any Subsidiary thereof is listed or, to the best of the knowledge of the Loan Parties, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to the best of the knowledge of the Loan Parties, is adjacent to any such property; (ii) there are no and, to the best of the knowledge of the Loan Parties, never have been, any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary thereof; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary thereof; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof in a manner, amount, or concentration requiring investigation, remediation or any other response action under applicable Environmental Laws.
(d)    No Loan Party or any Subsidiary thereof is currently undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored by any Loan Party or any Subsidiary thereof, or transported to or from, any property currently owned or operated by any Loan Party or any Subsidiary thereof have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any Subsidiary thereof.
5.10    Insurance. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption, and property damage insurance and directors and officers liability insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates. Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Closing Date. As of the Closing Date, each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11    Taxes. The Loan Parties and their Subsidiaries have filed all federal, state and other tax returns and reports required to be filed, and have paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Lien has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. No Loan Party or any Domestic Subsidiary thereof is a party to any tax sharing agreement (other than any such agreement the parties to which solely consist of Loan Parties and their Domestic Subsidiaries).
5.12    ERISA Compliance.
(c)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Lead Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(d)    There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(e)     (i) No ERISA Event has occurred, and neither the Lead Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Lead Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 80% or higher and neither the Lead Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 80% as of the most recent valuation date; (iv) neither the Lead Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Lead Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
5.13    Subsidiaries; Equity Interests. As of the Closing Date, the Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for those created under the Security Documents or Liens permitted under clause (a) of the definition of Permitted Encumbrance. Except as set forth in part (b) of Schedule 5.13, there are no outstanding rights to purchase any Equity Interests in any Subsidiary. As of the Closing Date, the Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (c) of Schedule 5.13. All of the outstanding Equity Interests in the Loan Parties have been validly issued, and are fully paid and non-assessable and are owned in the amounts specified on Part (d) of Schedule 5.13 free and clear of all Liens except for those created under the Security Documents. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.
5.14    Margin Regulations; Investment Company Act.
(a)    No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Credit Extensions shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Credit Extensions to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.
(b)    None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.15    Disclosure. Each Loan Party has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Domestic Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
5.16    Compliance with Laws. Each of the Loan Parties and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
5.17    Intellectual Property; Licenses, Etc. The Loan Parties and their Subsidiaries own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Lead Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary infringes upon any rights held by any other Person, except as set forth in Schedule 5.17, or as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Lead Borrower, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
5.18    Labor Matters.
There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law. All payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.18 no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.
5.19    Security Documents.
(a)    The Security Agreement creates in favor of the Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The financing statements, releases and other filings are in appropriate form and have been or will be filed in the offices specified in Schedule II of the Security Agreement. Upon such filings and/or the obtaining of “control” (as defined in the UCC), the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected under the UCC (in effect on the date this representation is made) by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, in each case prior and superior in right to any other Person, subject in priority to Permitted Encumbrances having priority by operation of Law and Liens described in clauses (h) , (p), and (q) of the definition of Permitted Encumbrances but solely to the extent described therein.

(b)    When the Security Agreement (or a short form thereof) is filed in the United States Copyright Office and/or the United Stated Patent and Trademark Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified on Schedule II of the Security Agreement, the Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in copyrights and related assets constituting Intellectual Property Collateral (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Copyright Office and/or the United Stated Patent and Trademark Office, as applicable, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Copyright Office and/or the United Stated Patent and Trademark Office may be necessary to perfect a Lien on copyrights and/or trademarks acquired by the Loan Parties after the Closing Date).
5.20    Solvency.
After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Credit Extension, the Loan Parties, on a Consolidated basis, are and will be Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.
5.21    Deposit Accounts.
(a)    Annexed hereto as Part I of Schedule 5.21(a) is a list of all DDAs maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the use or function of each DDA.
(b)    Annexed hereto as Schedule 5.21(b) is a list describing all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.
5.22    Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.
5.23    Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party with any supplier material to its operations, except as described on Schedule 5.23.
5.24    Material Contracts. Schedule 5.24 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the Closing Date. The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Agent on or before the Closing Date. The Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of default under, or of the intention of any other party thereto to terminate, any Material Contract.
5.25    Casualty. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than unknown indemnification and reimbursement obligations and other unknown obligations, which, by their terms, survive the termination of this Agreement), the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:
6.01    Financial Statements. Deliver to the Agent, in form and detail satisfactory to the Agent:

(b)
as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Parent, a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year and for such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by the items set forth on Schedule 6.01(a);

(c)
as soon as available, but in any event within forty-five (45) days after the end of each of the Fiscal Quarters of each Fiscal Year of the Parent (commencing with the fiscal quarter ended December 31, 2013), a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Quarter, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Parent’s Fiscal Year then ended which shall be internally prepared, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (B) the corresponding Fiscal Quarter of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Parent and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to audit and year-end adjustments and the absence of footnotes;

(d)
as soon as available, but in any event within 30 days after the end of each Fiscal Month of each Fiscal Year of the Parent (other than any Fiscal Month that is the last Fiscal Month of any Fiscal Quarter, and commencing with the Fiscal Month ended January 25, 2014), a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Month, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Month, and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) or Section 4.01(e) hereof, as applicable, (B) the corresponding Fiscal Month of the previous Fiscal Year and (C) the corresponding portion of the previous fiscal year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Parent and its Subsidiaries as of the end of such Fiscal Month in accordance with GAAP, subject only to audit and year-end adjustments and the absence of footnotes;

(c)
annually, as soon as available, but in any event at least thirty (30) days after the end of each Fiscal Year of the Parent, forecasts prepared by management of the Lead Borrower, in form satisfactory to the Agent, of Availability and of the consolidated balance sheets and statements of income or operations and cash flows of the Parent and its Subsidiaries on a monthly basis for the immediately following Fiscal Year, and as soon as available, any significant revisions to such forecast with respect to such Fiscal Year if a Material Adverse Effect has occurred.

6.02    Certificates; Other Information. Deliver to the Agent, in form and detail satisfactory to the Agent:

(d)
concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) and (c) (commencing with the delivery of the financial statements for the Fiscal Month ended January 25, 2014), a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Lead Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP, and (ii) with respect to the financial statements referred to in Sections 6.01(a) and (b), a copy of management’s discussion and analysis with respect to such financial statements;

(b)
on the first Wednesday of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day), a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the Saturday of the immediately preceding week (provided that the Appraised Value applied to the Eligible Inventory and Eligible Equipment set forth in each Borrowing Base Certificate shall be the Appraised Value set forth in the most recent appraisal obtained by the Agent pursuant to Section 6.10 hereof for the applicable month to which such Borrowing Base Certificate relates), each Borrowing Base Certificate to be certified as complete and correct (excluding any Reserves established by the Agent of which the Lead Borrower has not then received notice from the Agent) by a Responsible Officer of the Lead Borrower; provided that at any time that an Accelerated Borrowing Base Delivery Event has occurred and is continuing, at the election of the Agent, such Borrowing Base Certificate shall be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday;

(c)
promptly upon receipt, copies of any detailed audit reports, management letters (to the extent any exist) or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them, including, without limitation, specifying any Internal Control Event;

(d)
promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange, and in any case not otherwise required to be delivered to the Agent pursuant hereto;

(e)	[Reserved];

(f)	promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02

(g)
as soon as available, but in any event within 30 days after the end of each Fiscal Year of the Loan Parties, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Agent, or any Lender through the Agent, may reasonably specify;

(h)	promptly after the Agent’s request therefor, copies of all Material Contracts and documents evidencing Material Indebtedness, to the extent not previously provided to the Agent; and

(e)
promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which, if adversely determined, could reasonably expected to have a Material Adverse Effect; and

(i)
promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Agent or any Lender (through the Agent) may from time to time reasonably request in writing.

6.03    Notices. Promptly notify the Agent:

(b)	of the occurrence of any Default or Event of Default;

(c)	of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect,

(d)
of any material breach or non-performance of, or any default under, a Material Contract or with respect to Material Indebtedness of any Loan Party or any Subsidiary thereof, or any other notices of material events or circumstances under a Material Contract or with respect to Material Indebtedness of any Loan Party or any Subsidiary thereof;

(e)
of any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;

(f)	of the occurrence of any ERISA Event;

(g)	of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(h)	of any change in any Loan Party’s senior executive officers;

(i)	of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;

(j)	of any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;

(k)	of the filing of any Lien for unpaid Taxes against any Loan Party;

(l)
of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed; and

(f)
of any failure by any Loan Party to pay rent or such other amounts due at (i) any distribution centers or warehouses or (ii) any of a Loan Party’s locations if such failure continues for more than ten (10) days following the day on which such rent first came due and such failure would be reasonably likely to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto.
6.04    Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) except as otherwise expressly permitted herein, all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, freight forwarders, consolidators, and carriers) which, if unpaid, would by Law become a Lien upon its property, and (c) except as otherwise expressly permitted herein, all Material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (d) no filing has been made with respect to such Lien, and (e) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Agent with respect to determining Reserves pursuant to this Agreement.
6.05    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties as determined by the relevant Loan Party in its reasonable business judgment.
6.06    Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and (b) make all necessary repairs thereto and renewals and replacements thereof, except in any case of (a) or (b), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
6.07    Maintenance of Insurance.

(b)
Maintain with financially sound and reputable insurance companies reasonably acceptable to the Agent and not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Agent.

(c)
Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property, and computer fraud coverage with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by the Agent furnish the Agent certificates evidencing renewal of each such policy.

(d)
Cause fire and extended coverage policies maintained with respect to any Collateral to be endorsed or otherwise amended to include (i) no later than fifteen (15) Business Days after the Closing Date (or such later date as the Agent may agree), a lenders’ loss payable clause (regarding personal property), in form and substance satisfactory to the Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(e)
Cause commercial general liability policies to be endorsed to name the Agent as an additional insured no later than fifteen (15) Business Days after the Closing Date (or such later date as the Agent may agree).

(f)
Use commercially reasonably efforts to cause business interruption policies to name the Agent as a loss payee and to be endorsed or amended to include (i) a provision to the effect that none of the Loan Parties, the Agent, the Agent or any other party shall be a co‑insurer and (ii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties; provided that if the insurance provider of the Loan Parties’ business interruption insurance shall not agree to provide the foregoing, the Loan Parties shall direct in writing that all amounts payable under such policy be payable to the Principal Concentration Account and shall not rescind or amend such direction without the Agent’s prior written consent.

(g)
Cause each such policy referred to in this Section 6.07 to also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent.

(h)
Deliver to the Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence satisfactory to the Agent of payment of the premium therefor.

(i)
Permit any representatives that are designated by the Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby.

None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.
6.08    Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; (b) such contest effectively suspends enforcement of the contested Laws, or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.09    Books and Records; Accountants.
(f)    Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.
(g)    at all times retain a Registered Public Accounting Firm which is reasonably satisfactory to the Agent and instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Agent; provided, however if such Registered Public Accounting Firm does not for any reason comply with such instruction, the Borrowers shall not be in breach of this Section 6.09(b).
6.10    Inspection Rights.
(b)    Permit representatives and independent contractors of the Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, and permit the Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Agent to conduct evaluations of the Loan Parties’ business plan, forecasts and cash flows, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided, however, that notwithstanding anything herein to the contrary, the Loan Parties shall be responsible for the cost and expense of only one such visit and inspection per Fiscal Year unless an Event of Default exists, in which case the Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

(c)    Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Agent to conduct commercial finance examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. The Agent may conduct (i) (x) after the occurrence and during the continuance of an Accelerated Borrowing Base Delivery Event, up to four (4) commercial finance examinations, up to four (4) inventory appraisals and up to two (2) equipment appraisal in any twelve month period at the Borrowers’ expense and (y) at any time when no Accelerated Borrowing Base Delivery Event is continuing, up to three (3) commercial finance examination, up to three (3) inventory appraisal and up to one (1) equipment appraisal in any twelve month period at the Borrowers’ expense, (ii) additional commercial finance examinations and inventory and equipment appraisals as the Agent may require at the expense of the Lenders, and (iii) if required by Law or an Event of Default has occurred and is continuing, additional commercial finance examinations and inventory and equipment appraisals as the Agent may require at the expense of the Borrowers.
(d)    Cause the senior management of the Borrowers to hold meetings with the Agent and Lenders (i) via telephone conference and (ii) in person (up to once during any twelve (12) month period), in each case, upon reasonable request by the Agent or any Lender and upon reasonably notice to discuss the Borrowers’ financial performance, forecasts and Collateral. The format and content of the meetings shall be acceptable to the Agent in its Permitted Discretion. The Borrowers shall reimburse the Lenders for all reasonable and documented out-of-pocket expenses incurred in connection with such meetings.
6.11    Additional Loan Parties. Notify the Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within fifteen (15) Business Days), cause any such Person (a) which is not a CFC to (i) become a Loan Party by executing and delivering to the Agent a Joinder to this Agreement or a Joinder to the Facility Guaranty or such other documents as the Agent shall deem appropriate for such purpose, (ii) grant a Lien to the Agent on such Person’s assets of the same type that constitute Collateral to secure the Obligations, and (iii) deliver to the Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness (except that, if such Subsidiary is a CFC, the Equity Interests of such Subsidiary to be pledged may be limited to 65% of the outstanding voting Equity Interests of such Subsidiary and 100% of the non-voting Equity Interests of such Subsidiary, in each case in form, content and scope reasonably satisfactory to the Agent, or upon the request of the Lead Borrower, not required to be pledged if the Agent concurs in its Permitted Discretion with the Lead Borrower's assessment that such pledge is overly burdensome in time and/or cost or such pledge is not permitted to be given under applicable Laws. In no event shall compliance with this Section 6.11 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.11 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or Guarantor hereunder or permit the inclusion of any acquired assets in the computation of the Borrowing Base.
6.12    Cash Management.
(c)    The Loan Parties shall:

(i)
on or prior to the Closing Date, deliver to the Agent copies of notifications (each, a “Credit Card Notification”) reasonably satisfactory in form and substance to the Agent which have been executed on behalf of such Loan Party, to be delivered to such Loan Party’s credit card clearinghouses and processors listed on Schedule 5.21(b); and

(ii)
on or prior to the Closing Date, enter into Blocked Account Agreements satisfactory in form and substance to the Agent with each Blocked Account Bank covering all DDAs identified in Part II of Schedule 5.21(a), and thereafter use commercially reasonable efforts to, within 30 days after the Closing Date, enter into Blocked Account Agreements satisfactory in form and substance to the Agent with each Blocked Account Bank covering all DDAs identified in Part III of Schedule 5.21(a) (collectively, the “Blocked Accounts”); provided, for the avoidance of doubt, that the Exempt Accounts shall not be subject to Blocked Account Agreements at any time.

(d)    [Reserved].
(e)    Each Blocked Account Agreement shall require upon notice from Agent, which notice shall be delivered only after the occurrence and during the continuance of a Cash Dominion Event, the ACH or wire transfer to the deposit account designated by the Agent (the “Collection Account”) , no less frequently than daily (and whether or not there are then any outstanding Obligations), all cash receipts and collections received by each Loan Party from all sources, including, without limitation, the following:

(i)
All available cash receipts from the sale of Inventory through the prior day’s recorded sales (including without limitation, proceeds of credit card charges) and other assets (whether or not constituting Collateral);

(ii)	all proceeds of collections of Accounts;

(iii)
all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any Disposition or other transaction or event, including, without limitation, any Prepayment Events; and

(iv)
the then contents of each Blocked Account subject to such Blocked Account Agreement (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject Blocked Account by the Blocked Account Bank).

(f)    The Collection Account shall at all times be under the sole and full dominion and control of the Agent. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Collection Account, (ii) the funds on deposit in the Collection Account shall at all times be collateral security for all of the Obligations, and (iii) the funds on deposit in the Collection Account shall be applied to the Obligations as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 6.12, any Loan Party receives or otherwise has dominion and control of any such cash receipts or collections enumerated above, such receipts and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Collection Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent.
(g)    So long as no Event of Default has occurred and is continuing, the Lead Borrower shall have the right to withdraw amounts on deposit in the Operating Account (after complying with the provisions of Section 6.12(c) during a Cash Dominion Event) to be used in accordance with the provisions hereof. After the occurrence and during the continuance of an Event of Default, at the Agent’s option, the Lead Borrower shall have no right to withdraw any amounts on deposit in the Operating Account, and pursuant to the Blocked Account Agreements, the Blocked Account Bank shall cause, upon the Agent’s written direction therefor, the ACH or wire transfer to the Collection Account no less frequently than daily (and whether or not there are then any outstanding Obligations), all cash receipts and collections received in such Operating Account (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject Operating Account by the Blocked Account Bank).
(h)    The Loan Parties shall cause the ACH or wire transfer from each of the DDAs maintained by the Loan Parties with respect to individual Stores (each, a “Store DDA”) to an Intermediate Concentration Account or the Principal Concentration Account, as applicable, no less frequently than each Wednesday and Friday of each week (and whether or not there are then any outstanding Obligations), of all cash funds on deposit in each such Store DDA, net of any minimum balance, not to exceed $1,000, as may be required to be kept in the subject DDA by the depository institution with respect thereof; provided that the Loan Parties shall cause such ACH or wire transfer to occur more frequently than each Wednesday and Friday as required to ensure that the balance on deposit at any individual Store DDA is not in excess of $7,500 at any time and that the aggregate balance of all Store DDAs is not in excess of $1,500,000 at any time, in each case, for more than two (2) consecutive Business Days.
(i)    Upon the request of the Agent, cause bank statements and/or other reports to be delivered to the Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.
6.13    Information Regarding the Collateral.
(j)    Furnish to the Agent at least thirty (30) days prior written notice of any change in: (i) any Loan Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties shall not effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral for its own benefit and the benefit of the other Credit Parties.
(k)    Concurrently with the delivery of the financial statements required by Section 6.01(b), Lead Borrower shall supplement each Schedule hereto or any representation herein or in any other Loan Document to the extent that the information on such Schedule or any representation made herein or any other Loan Document has become inaccurate or misleading in any material respect as a result of changes after the Closing Date. Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Credit Parties’ consent to the matters reflected in such updated Schedules or revised representations nor permit the Loan Parties to undertake any actions otherwise prohibited hereunder or fail to undertake any action required hereunder from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any Schedule or representation be deemed the Credit Parties’ waiver of any Default or Event of Default resulting from the matters disclosed therein. Nothing contained in this Section 6.13(b) shall be deemed to relieve the Loan Parties’ of their obligations to provide notices as and when required by Section 6.03.

6.14    Physical Inventories.
(a)    Cause not less than one (1) physical inventory to be undertaken at each Store, at the expense of the Loan Parties, in each Fiscal Year and periodic cycle counts at the Loan Parties’ distribution centers, in each case consistent with past practices, conducted by such inventory takers as are satisfactory to the Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be satisfactory to the Agent. The Agent, at the expense of the Loan Parties, may observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party. The Borrowers, as promptly as available but in any event within thirty five (35) days following the completion of such inventory, shall provide the Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.
(b)    Permit the Agent, in its Permitted Discretion, if any Default or Event of Default exists, to cause additional such inventories to be taken as the Agent determines (at the expense of the Loan Parties).
6.15    Environmental Laws.
(a)    Conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws; (b) obtain and renew all permits required under applicable Environmental Laws for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are required to comply in all material respects with applicable Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such investigation, remediation, removal, or other response action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.
6.16    Further Assurances.
(a)    Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Law, or which any Agent may request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties, including, without limitation to the foregoing, delivering, no later than 15 days after the Closing Date (or such later date as the Agent may agree in its sole discretion), a Collateral Access Agreement with respect to the Loan Parties’ leased Real Estate located at One Imeson Park Boulevard, Jacksonville, Florida, 32218. The Loan Parties also agree to provide to the Agent, from time to time upon request, evidence satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
(b)    If any material assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the perfected first-priority Lien under the Security Documents upon acquisition thereof), notify the Agent thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be requested by any Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 6.16, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.16(b) waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.16(b) if such transaction was not otherwise expressly permitted by this

Agreement or constitute or be deemed to constitute Consent to the inclusion of any acquired assets in the computation of the Borrowing Base.
6.17    Compliance with Terms of Leaseholds. Except as otherwise expressly permitted hereunder, (a) make all payments and otherwise perform all obligations in respect of all Leases to which any Loan Party or any of its Subsidiaries is a party, (b) keep such Leases in full force and effect and not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled except in the ordinary course of business, consistent with past practices (including, in connection with a Permitted Store Closing or relocation of any Store with the particular market in which it operates), (c) notify the Agent of any default by any party with respect to such Leases and cooperate with the Agent in all respects to cure any such default, and (d) cause each of its Subsidiaries to do the foregoing, except in each case under clauses (a) through (d), where the failure to do so would not reasonably be expected to result in a Material Adverse Event.
6.18    Material Contracts. (a) Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, except where the failure to do so does not and would not reasonably be expected to cause an event of default, termination right, or similar consequence under such Material Contract, (b) maintain each such Material Contract in full force and effect except to the extent such Material Contract is no longer used or useful in the conduct of the business of the Loan Parties (including if such Material Contract is replaced) in the ordinary course of business, consistent with past practices, (c) unless reasonably determined by the applicable Loan Party not to be in the best interests of the Loan Parties, enforce each such Material Contract in accordance with its terms, and (d) cause each of its Subsidiaries to do the foregoing.
ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than unknown indemnification and reimbursement obligations which, by their terms, survive termination of this Agreement), no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:
7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or any Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Subsidiaries; or assign or otherwise collaterally transfer any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances.
7.02    Investments. Make any Investments, except Permitted Investments.
7.03    Indebtedness; Equity Issuances.
(a) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness, (b) issue any Disqualified Stock, or (c) issue and sell any other Equity Interests unless (i)(x) such Equity Interests shall be issued solely by the Parent and not by a Subsidiary thereof and the proceeds thereof are not used for any purpose prohibited hereunder, and (y) the Lead Borrower shall have provided at least three (3) Business Days’ prior notice thereof to the Agent, which notice shall have included the estimated amount of proceeds thereof, the amount, if any, thereof to be applied to repay Revolving Loans then outstanding, or, if and Event of Default is then existing, that all proceeds thereof shall be applied to repay the Total Outstandings, or (ii) so long as no Change of Control results therefrom, such Equity Interests are issued solely by the Parent pursuant to the Equity Incentive Plan to satisfy the Parent’s obligations under Equity Incentive Plan Indebtedness.
7.04    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, (or agree to do any of the foregoing), except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(b)
any Subsidiary which is not a Loan Party may merge with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries which are not Loan Parties, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

(c)
any Subsidiary which is a Loan Party may merge into any Subsidiary which is a Loan Party or into a Borrower, provided that in any merger involving a Borrower, a Borrower shall be the continuing or surviving Person; and

(d)
in connection with a Permitted Acquisition, any Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of a Loan Party and such Person shall become a Loan Party in accordance with the provisions of Section 6.11 hereof, and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person.

7.05    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except Permitted Dispositions.
7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (w) each Subsidiary of a Loan Party may make Restricted Payments to any Loan Party (other than Parent), (x) any Subsidiary of Parent may make Restricted Payments to the Parent for the purpose of, and in an amount not to exceed an amount necessary to permit the Parent to make payment of, (i) franchise fees or similar taxes and fees required to maintain the Parent’s corporate existence and (ii) its proportionate share of the tax liability of the affiliated group of corporations that file consolidated Federal income tax returns (or that file state and local income tax returns on a consolidated basis), (y) so long as no Change of Control would result therefrom, the Parent may make Restricted Payments solely in the form of Equity Interests of the Parent in connection with the Equity Incentive Plan Indebtedness or cash payment with respect to minimum required tax withholding in connection with transactions under the Equity Incentive Plan, and (z) each of the following shall be permitted so long as no Default or Event of Default shall have occurred and be continuing prior, or immediately after giving effect, to the following, or would result therefrom:

(j)
the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person, stock splits and similar distributions;

(k)
the Loan Parties and each Subsidiary may make Restricted Payments consisting of cashless exercises (including by delivery of previously outstanding shares) or terminations of options or warrants or similar transactions; and

(l)
the Loan Parties may declare and pay cash dividends to the Parent not to exceed an amount necessary to permit the Parent to pay reasonable and customary corporate and operating expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business and to board of director observers).

7.07    Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (a) (i) as long as no Event of Default then exists or would result therefrom, regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Permitted Indebtedness (other than Equity Incentive Plan Indebtedness and Subordinated Indebtedness), (ii) so long as no Change of Control would result therefrom, regularly scheduled or mandatory repayments, redemptions or defeasances of Equity Incentive Plan Indebtedness, in each case, payable solely in Equity Interests of the Parent and in no event shall the Loan Parties make any payments in cash with respect to such Equity Incentive Plan Indebtedness, and (iii) regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Subordinated Indebtedness in accordance with the subordination terms thereof or the applicable subordination agreement related thereto, and (b) Permitted Refinancings of any such Indebtedness.
7.08    Change in Nature of Business.
(h)    In the case of the Parent, engage in any business or activity other than (a) the direct or indirect ownership of all outstanding Equity Interests in the other Loan Parties and the issuance of its own Equity Interests (other than Disqualified Stock), (b) maintaining its corporate existence and complying with applicable Law, (c) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (d) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, and (e) activities incidental to the businesses or activities described in clauses (a) through (d) of this Section 7.08(a).
(i)    In the case of each of the Loan Parties, engage in any line of business substantially different from the Business conducted by the Loan Parties and their Subsidiaries on the Closing Date or any business substantially related or incidental thereto.
7.09    Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially at least as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) a transaction between or among the Loan Parties, (b) transactions described on Schedule 7.09 hereto, (c) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (d) the issuance of Equity Interest in the Parent to any officer, director, or employee of the Parent or any of its Subsidiaries under the Equity Incentive Plan, (e) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Parent or any of its Subsidiaries, (f) as long as no Change of Control results therefrom, any issuances of securities of the Parent (other than Disqualified Stock and other Equity Interests not permitted hereunder) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans (in each case in respect of Equity Interests in the Parent) of the Parent or any of its Subsidiaries, (g) repurchases of Equity Interests of the

Parent deemed to occur upon exercise of stock options under the Equity Incentive Plan if such Equity Interests represent a portion of the exercise price of such options, and (h) other transactions that are specifically permitted by the terms and conditions of this Agreement.
7.10    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Agent; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clauses (c), (d), (h), (i), or (k) of the definition of Permitted Indebtedness solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
7.11    Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, or (b) for any purposes other than (i) repayment of the Existing Indebtedness, (ii) the acquisition of working capital assets in the ordinary course of business, (iii) to finance Capital Expenditures of the Loan Parties, and (iv) for Permitted Investments and other general corporate purposes, in each case to the extent expressly permitted under Law and the Loan Documents.
7.12    Amendment of Material Documents. Amend, modify or waive any of a Loan Party’s rights under (a) its Organization Documents in a manner materially adverse to the Credit Parties, or (b) any Material Contract or Material Indebtedness (other than on account of any Permitted Refinancing thereof), in each case to the extent that such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents, would be materially adverse to the Credit Parties, or otherwise would be reasonably likely to have a Material Adverse Effect.
7.13    Fiscal Year; Accounting Policies. Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except (i) as required by GAAP or (ii) in the case of any change to the method pursuant to which the cost of Inventory is capitalized in the stock ledger of any Loan Party (including a change from the retail method to average cost) in connection with the Loan Parties contemplated systems upgrade, upon no less than forty five (45) Business Days’ prior written notice to the Agent of the effective date of any such proposed change and the Loan Parties shall provide to the Agent all information reasonably requested by it in connection therewith.
7.14    Deposit Accounts. Open new DDAs unless the Loan Parties shall have either (i) provided the information required under Section 5.21(a) with respect to such account and identified such account as a Store DDA or (ii) delivered to the Agent appropriate Blocked Account Agreements consistent with the provisions of Section 6.12 and otherwise satisfactory to the Agent. For the avoidance of doubt, the foregoing shall not limit the ability of the Loan Parties to establish new or replacements bank accounts, including, without limitation, with respect to the Exempt Accounts, provided that such bank accounts accomplish the purposes set forth in Section 6.12 and otherwise comply with the conditions of this Agreement or other cash management system acceptable to the Agent in its Permitted Discretion. No Loan Party shall maintain any bank accounts or enter into any agreements with Credit Card Issuers or

Credit Card Processors other than the ones expressly contemplated in this Agreement, including in this Section, or in Sections 5.21 or 6.12 hereof.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an Event of Default:

(m)
Non-Payment. The Borrowers or any other Loan Party fails to pay within one (1) Business Day when and as required to be paid, (i) any amount of principal of, or interest on, any Loan, or (ii) any fee due hereunder, or (iii) any other amount payable hereunder or under any other Loan Document; or

(n)
Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in (i) any of Sections 6.01, 6.02, 6.03, 6.07 (solely with respect to insurance covering assets of the type included in the Borrowing Base), 6.10, 6.11, 6.12, 6.13, 6.17 or 6.18, or Article VII or (ii) Section 6.07 (to the extent not specified in sub-clause (i) hereof) and such failure continues for fifteen (15) days; or

(o)
Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(p)
Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect when made or deemed made; or

(q)
Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $750,000; or

(r)
Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 60 calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(s)
Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 10 days after its issuance or levy; or

(t)
Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $750,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(u)
ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $500,000 or which would reasonably likely result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $500,000 or which would reasonably likely result in a Material Adverse Effect; or

(v)
Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason, other than as permitted hereunder or thereunder, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or

(w)	Change of Control. There occurs any Change of Control; or

(x)
Cessation of Business. Except as otherwise expressly permitted hereunder (including with respect to Permitted Store Closings), any Loan Party shall take any action, or shall make a determination, whether or not formally approved by any Loan Party’s board of directors, to suspend the operation of its business in the ordinary course, liquidate all or a material portion of its assets or Store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any material portion of its business; or

(y)	Loss of Collateral. There occurs any uninsured loss to any material portion of the Collateral; or

(z)
Breach of Contractual Obligation. Any Loan Party or any Subsidiary thereof fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, but subject to any applicable notice and cure period) in respect of any Material Contract or fails to observe or perform any other agreement or condition relating to any such Material Contract or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the counterparty to such Material Contract to terminate such Material Contract; or

(aa)
Indictment. (i) Any Loan Party is (A) criminally indicted or convicted of a felony, or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of Collateral with a value in excess of $750,000, or (ii) any director or senior officer of any Loan Party is, while a director or employee of a Loan Party (A) criminally indicted or convicted of a felony, unless such director or senior officer promptly resigns or is removed or replaced, or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of Collateral with a value in excess of $750,000; or

(bb)
Subordination. (i) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness or such holder shall fail to comply with such Subordination Provisions; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(b)	declare the Commitments of each Lender to make Loans to be terminated, whereupon such Commitments and obligations shall be terminated;

(c)
declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and

(d)
whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;
provided, however, that upon the occurrence of any Event of Default with respect to any Loan Party or any Subsidiary thereof under Section 8.01(f), the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans, and all interest accrued thereon and all other Obligations shall automatically become due and payable, in each case without further act of the Agent or any Lender.
No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Obligations have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.16, be applied by the Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent;
Second, to payment of that portion of the Obligations constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including Credit Party Expenses to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to the extent not previously reimbursed by the Lenders, to payment to the Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances
Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Loans and other Obligations, and fees (but excluding any Early Termination Fees), ratably among the Revolving Lenders in proportion to the respective amounts described in this clause Fourth payable to them;
Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans (other than Revolving Loans) and other Obligations, and fees (but excluding any Early Termination Fees), ratably among the Lenders (other than Revolving Lenders) in proportion to the respective amounts described in this clause Fifth payable to them
Sixth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans, ratably among the Revolving Lenders in proportion to the respective amounts described in this clause Sixth held by them;
Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Loans (other than Revolving Loans), ratably among the Lenders in proportion to the respective amounts described in this clause Seventh held by them;

Eighth to payment of all other Obligations (including the Early Termination Fee), ratably among the Credit Parties in proportion to the respective amounts described in this clause Eighth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.
ARTICLE IX
THE AGENT
9.01    Appointment and Authority. Each of the Lenders (in its capacity as a Lender) hereby irrevocably appoints Crystal to act on its behalf as the administrative agent and collateral agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the other Credit Parties, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.02    Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(b)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(c)
shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(d)	shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan

Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
The Agent shall not be liable for any action taken or not taken by it (i) with the Consent or at the request of the Applicable Lenders (as the Agent shall believe in good faith shall be necessary under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.
The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Loan Parties, a Lender. In the event that the Agent obtains such actual knowledge or receives such a notice, the Agent shall give prompt notice thereof to each of the other Credit Parties. Upon the occurrence of a Default or an Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.
The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
9.04    Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Agent. The Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06    Resignation of Agent. The Agent may at any time give written notice of its resignation to the Lenders and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be a Lender, an Affiliate of a Lender, or another bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.
9.07    Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agent.
9.08    Reserved.
9.09    Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(c)
to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the Agent and such Credit Parties under this Agreement allowed in such judicial proceeding; and

(d)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.10 and 10.04.
Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Credit Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Credit Party or to authorize the Agent to vote in respect of the claim of any Credit Party in any such proceeding.
9.10    Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Agent, at its option and in its discretion,

(b)
to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(c)
to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (h), (p) or (q) of the definition of Permitted Encumbrances; and

(d)	to release any Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11    Notice of Transfer. The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 10.06.
9.12    Reports and Financial Statements. By signing this Agreement, each Lender:

(b)
is deemed to have requested that the Agent furnish, and the Agent agrees to furnish, such Lender, promptly after they become available, copies of all Borrowing Base Certificates and financial statements required to be delivered by the Loan Parties hereunder

(c)
is deemed to have requested that the Agent furnish, and the Agent agrees to furnish, such Lender, promptly after they become available, copies of all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);

(d)
expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Borrowing Base Certificates, financial statements or Reports, and shall not be liable for any information contained in any Borrowing Base Certificate, financial statement or Report;

(e)
expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties' books and records, as well as on representations of the Loan Parties' personnel;

(f)	agrees to keep all Borrowing Base Certificates, financial statements and Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(g)
without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.13    Agency for Perfection. Each Credit Party hereby appoints each other Credit Party as agent for the purpose of perfecting Liens for the benefit of the Credit Parties, in assets which, in accordance with Article 9 of the UCC or any other Law of the United States can be perfected only by possession or control. Should any Credit Party (other than the Agent) obtain possession or control of any such Collateral, such Credit Party shall notify the Agent thereof, and, promptly upon the Agent's request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent's instructions.
9.14    Indemnification of Agent. Without limiting the obligations of Loan Parties hereunder, the Lenders shall indemnify the Agent, any sub-agent thereof and any Related Party, as the case may be ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent, any sub-agent thereof and their Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent, any sub-agent thereof and their Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s, any sub-agent’s and their Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.
9.15    Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.
ARTICLE X
MISCELLANEOUS
10.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Agent, with the Consent of the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(ii)	increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written Consent of such Lender;

(iii)
as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written Consent of such Lender; provided that only the consent of the Required Lenders shall be required to postpone the date of a mandatory prepayment of the Term Loan or any Delayed Draw Term Loan, or (ii) any scheduled or mandatory reduction or termination of the Aggregate Commitments hereunder or under any other Loan Document, without the written Consent of such Lender;

(iv)
as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan held by such Lender, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, without the written Consent of such Lender; provided, however, that only the Consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(v)	as to any Lender, change Section 2.14 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of such Lender;

(vi)
change any provision of this Section or the definition of “Required Lenders” or any other provision hereof or of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, without the written Consent of each Lender;

(vii)	except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;

(viii)
except for Permitted Dispositions or as provided in Section 9.10, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;

(ix)
change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased, without the written Consent of each Lender, provided that the foregoing shall not limit the discretion of the Agent to change, establish or eliminate any Reserves;

(x)
modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as otherwise provided in such definition, the time period for which a Permitted Overadvance may remain outstanding without the written Consent of each Lender; and

(xi)
except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written Consent of each Lender;

and, provided further, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of any Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
10.02    Notices; Effectiveness; Electronic Communications.
(j)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)	if to the Loan Parties, the Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)
if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified on the signature pages hereto or in the Assignment and Assumption delivered by such Lender.

(k)    Deemed Notice. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (c) below, shall be effective as provided in such subsection (c).
(l)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(m)    Change of Address, Etc. Each of the Loan Parties and the Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower, and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(n)    Reliance by Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

10.03    No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, or (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.14); and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04    Expenses; Indemnity; Damage Waiver.
(c)    Costs and Expenses. The Borrowers shall pay all Credit Party Expenses.
(d)    Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agent (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the provisions of Section 3.01(c), this Section 10.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(e)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.
(f)    Payments. All amounts due under this Section shall be payable on demand therefor.
(g)    Limitation of Liability. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(h)    Survival. The agreements in this Section shall survive the resignation of any Agent, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05    Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06    Successors and Assigns.

(b)
Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(c)
Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(iv)	Minimum Amounts.

(A)
in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)
in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loan outstanding thereunder) or the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000] unless the Agent otherwise consents (such consent not to be unreasonably withheld or delayed);

(v)
Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or Commitment assigned;

(vi)
Required Consents. No consent shall be required for any assignment except to the extent required in the definition of “Eligible Assignee” or by subsection (b)(i) of this Section and, in addition, the consent of the Agent shall be required for assignments in respect of any portion of the Loans hereunder if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided that the consent of the Lead Borrower (which consent shall not be unreasonably withheld, conditioned, or delayed and shall be deemed given if a response has not been received from the Lead Borrower to the Agent within ten (10) Business Days from the date on which a request for approval was delivered by the Agent in accordance with Section 10.02) shall be required for any assignment unless an Event of Default shall have occurred and be continuing; and

(vii)
Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver one or more Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(d)
Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower at any reasonable time and from time to time upon reasonable prior notice.

(e)
Participations. (g) Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans; provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

(iii)
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender.

(iv)
Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)
Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower's prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(g)
Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)
Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(i)
Assignment to SPV. Notwithstanding any provision to the contrary, any Crystal Entity that is a Lender may assign to one or more special purpose funding vehicles (each, an “SPV”) all or any portion of its Revolving Loans, without the consent of any Person or the payment of a fee, by execution of a written assignment agreement in a form agreed to by such Lender and such SPV, and may grant any such SPV the option, in such SPV’s sole discretion, to provide the Borrowers all or any part of any Loans that such Lender would otherwise be obligated to make pursuant to this Agreement. Such SPVs shall have all the rights which a Lender making or holding such Loans would have under this Agreement, but no obligations. The Lender making such assignment shall remain liable for all its original obligations under this Agreement. Notwithstanding such assignment, the Agent and Borrowers may deliver notices to the Lender making such assignment (as agent for the SPV) and not separately to the SPV unless the Agent and Borrowers are requested in writing by the SPV (or its agent) to deliver such notices separately to it. The Borrowers shall, at the request of any such Lender, execute and deliver to such Person as such Lender may designate, a Note in the amount of such Lender's original Note to evidence the Loans of such Lender and related SPV.

(j)	Assignments by Crystal Entities. Notwithstanding anything in this Agreement or the other Loan Documents, (x) no Crystal Entity shall be required to comply with Section 10.06(b) in connection with any transaction involving any other Crystal Entity or any of its or their lenders or funding or financing sources, none of the foregoing shall be considered an assignee hereunder and Crystal shall have no obligation to disclose any such transaction to any Person, and (y) there shall be no limitation or restriction on (I) the ability of any Crystal Entity to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any Delayed Draw Term Loan Commitment, or any Obligation to any other Crystal Entity or any lender or financing or funding source of a Crystal Entity or (II) any such lender’s or funding or financing source’s ability to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any Delayed Draw Term Loan Commitment, or any Obligation; provided, however, that Crystal shall continue to be liable as a “Lender” under this Agreement and the other Loan Documents unless such other Person complies with the provisions of this Agreement to become a “Lender.”

(k)
Defaulting Lenders; Increased Costs Lenders; Non-Consenting Lenders. If any Lender is a Defaulting Lender, or requests compensation under Section 3.04 (each such Lender, an “Increased Costs Lender”), or if any Lender (other than the Agent) does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, this Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if such replacement is of a Non-Consenting Lender, such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by this Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph), (ii) the Borrowers shall have paid to the Agent the assignment fee specified in Section 10.06(b), (iii) such Defaulting Lender, Increased Costs Lender, or Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans accrued interest thereon, accrued fees (except that accrued fees shall not be payable to a Defaulting Lender) and all other amounts payable to it hereunder and under the other Loan Documents from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iv) in the case of an Increased Costs Lender, such assignment will result in a reduction in such compensation or payments thereafter, and (v) such assignment does not conflict with applicable Laws. For sake of clarity, no such Defaulting Lender, Increased Costs Lender, or Non-Consenting Lender shall be entitled to any Early Termination Fee as a result of the payment to such Person of the outstanding principal of its Loans pursuant to this Section 10.06. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.07    Treatment of Certain Information; Confidentiality Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, Approved Funds, and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement (including any electronic agreement contained in any Platform) containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Contract relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.
For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Law, including Federal and state securities Laws.
10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Lead Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans and other Obligations or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.
10.11    Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, or the termination of the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agent may require such indemnities and collateral security as it shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (y) any Obligations that may thereafter arise under Section 10.04 hereof.
10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the STATE OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWERS HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(b)    SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.14    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.15    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.
10.16    USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. The Loan Parties shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
10.17    Foreign Asset Control Regulations. Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the "Trading With the Enemy Act") or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the "Foreign Assets Control Regulations") or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the "Executive Order") and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrowers or their Affiliates (a) is or will become a "blocked person" as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such "blocked person" or in any manner violative of any such order.
10.18    Time of the Essence. Time is of the essence of the Loan Documents.
10.19    Press Releases.
(a)    Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Agent and without the prior written consent of the Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under Law and then, in any event, such Credit Party or Affiliate will consult with the Agent before issuing such press release or other public disclosure.
(b)    Each Loan Party consents to the publication by the Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. The Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower prior to the publication thereof. The Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
10.20    Additional Waivers.
(a)    The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Agent or any other Credit Party, or (iv) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments). The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise.
(b)    To the fullest extent permitted by Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all of the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party.
(c)    Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all of the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an "Accommodation Payment"), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower's Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the "Allocable Amount" of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower "insolvent" within the meaning of Section 101 (32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act ("UFTA") or Section 2 of the Uniform Fraudulent Conveyance Act ("UFCA"), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA,

or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.
10.21    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
10.22    Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.
10.23    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.24    Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Facility Guaranty or the grant of a security interest under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under the Facility Guaranty voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until Payment in Full of the Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
BORROWERS:
BODY CENTRAL STORES, INC., as Lead Borrower and a Borrower

By:     /s/ Thomas W. Stoltz
Name:      Thomas W. Stoltz        ______
Title:    Chief Financial Officer

BODY CENTRAL DIRECT, INC., as a Borrower

By:     /s/ Thomas W. Stoltz
Name:      Thomas W. Stoltz        ______
Title:    Chief Financial Officer

BODY CENTRAL SERVICES, INC., as a Borrower
By:     /s/ Thomas W. Stoltz
Name:      Thomas W. Stoltz        ______
Title:    Chief Financial Officer

GUARANTOR:
BODY CENTRAL CORP.
By:     /s/ Thomas W. Stoltz
Name:      Thomas W. Stoltz        ______
Title:    Chief Financial Officer

[Signature Page to Credit Agreement]

CRYSTAL FINANCIAL LLC, as administrative agent and collateral agent
By:     /s/ Evren Ozargun
Name:     __Evren Ozargun__________________
Title:     Managing Director

[Signature Page to Credit Agreement]

CRYSTAL FINANCIAL LLC, as a Revolving Lender
By:     /s/ Evren Ozargun
Name:     __Evren Ozargun__________________
Title:     Managing Director

CRYSTAL FINANCIAL SPV LLC, as a Term Loan Lender
By:     /s/ Evren Ozargun
Name:     __Evren Ozargun__________________
Title:     Managing Director

[Signature Page to Credit Agreement]

SOLAR CAPITAL LTD., as a Term Loan Lender
By:     /s/ Brian Gerson
Name:     __Brian Gerson___________________
Title:     Executive Vice President

[Signature Page to Credit Agreement]